Exhibit 99.3

FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE NW, SUITE 840

WASHINGTON, DC 20036

202-467-6862

(FAX) 202-467-6963

FULLERTON FEDERAL SAVINGS ASSOCIATION

Baltimore, Maryland

Conversion Valuation Appraisal Report

Valued as of May 27, 2011

Prepared in Conjunction with the

Conversion Merger with

Fairmount Bank

Baltimore, Maryland

Prepared By

Feldman Financial Advisors, Inc.

Washington, DC

FELDMAN FINANCIAL ADVISORS, INC.

1001 CONNECTICUT AVENUE, NW, SUITE 840

WASHINGTON, DC 20036

202-467-6862

(FAX) 202-467-6963

May 27, 2011

Board of Directors

Fullerton Federal Savings Association

7527 Belair Road

Baltimore, MD 21236

Members of the Board:

At your request, we have completed and hereby provide an independent appraisal (the “Appraisal”) of the estimated pro forma market value of Fullerton Federal Savings Association (“Fullerton” or the “Association”) on a fully converted basis, as of May 27, 2011, in conjunction with the merger into Fairmount Bank, a Maryland-chartered stock savings bank headquartered in Baltimore, Maryland. Fairmount Bancorp, Inc. (“Fairmount”) is the parent for Fairmount Bank. As a result of the merger, Fullerton depositors will become depositors of Fairmount Bank. The Appraisal is furnished pursuant to the filing of the Agreement and Plan of Conversion Merger by and among Fairmount Bancorp, Inc., Fairmount Bank and Fullerton Federal Savings Association with the Office of Thrift Supervision (“OTS”).

Feldman Financial Advisors, Inc. (“Feldman Financial”) is a financial consulting and economic research firm that specializes in financial valuations and analyses of business enterprises and securities in the thrift, banking, and mortgage industries. The background of Feldman Financial is presented in Exhibit I. In preparing the Appraisal, we conducted an analysis of the Association that included discussions with the Association’s management and the Association’s legal counsel, Elias, Matz, Tiernan & Herrick L.L.P. In addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information.

We also reviewed, among other factors, the economy in the Association’s primary market area and compared the Association’s financial condition and operating performance with that of selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for thrift institution common stocks in particular.

The Appraisal is based on the Association’s representation that the information contained in the Application and additional evidence furnished to us by the Association is truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by the Association, nor did we independently value the assets or liabilities of the Association. The Appraisal considers the Association only as a going concern and should not be considered as an indication of the liquidation value of the Association.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Fullerton Federal Savings Association

May 27, 2011

Page Two

It is our opinion that, as of May 27, 2011, the estimated pro forma market value of the Association on a fully converted basis was within a range (the “Valuation Range”) of $510,000 to $690,000 with a midpoint of $600,000. The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase from the midpoint to establish the maximum. Assuming an additional 15% increase above the maximum value would result in an adjusted maximum of $793,500.

Our Appraisal is intended only to be used in the context of determining the value of Fullerton Federal Savings Association in conjunction with the proposed merger with Fairmount Bancorp, Inc. through a pro forma stock offering and is not to be used for any other purpose. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

The valuation reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Association’s operating performance, financial condition, or management policies, and current conditions in the securities markets for thrift institution common stocks. Should any such new developments or changes be material, in our opinion, to the valuation of the Association, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at that time.

Respectfully submitted,

Feldman Financial Advisors, Inc.

Trent R. Feldman
President

Greg Izydorczyk
Senior Vice President

FELDMAN FINANCIAL ADVISORS, INC.

i

FELDMAN FINANCIAL ADVISORS, INC.

LIST OF TABLES

ii

FELDMAN FINANCIAL ADVISORS, INC.

INTRODUCTION

As requested, Feldman Financial Advisors, Inc. (“Feldman Financial”) has prepared an independent appraisal (the “Appraisal”) of the estimated pro forma market value of Fullerton Federal Savings Association (“Fullerton” or the “Association”) on a fully converted basis, as of May 27, 2011, pursuant to a merger agreement (the “Merger”) in which Fullerton will merge with and into Fairmount Bank, a federally-chartered stock savings bank headquartered in Baltimore, Maryland. The Appraisal is furnished pursuant to the filing of the Agreement and Plan of Conversion Merger (the “Agreement”) with the Office of Thrift Supervision (“OTS”).

In the course of preparing the Appraisal, we reviewed and discussed with the Association’s management the financial statements of the Association’s operations for the years ended December 31, 2009 and 2010 and for the three months ended March 31, 2011. All financials reviewed are unaudited as the Association does not have audited financial statements. We also discussed with management other financial matters of the Association.

Where appropriate, we considered information based upon other available public sources, which we believe to be reliable; however, we cannot guarantee the accuracy or completeness of such information. We visited the Association’s primary market area and examined the prevailing economic conditions. We also examined the competitive environment within which the Association operates and assessed the Association’s relative strengths and weaknesses.

We examined and compared the Association’s financial performance with selected segments of the thrift industry and selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and the market for thrift institution common stocks in particular. We included in our analysis an examination of the potential effects of a pro forma

FELDMAN FINANCIAL ADVISORS, INC.

stock offering on the Association’s operating characteristics and financial performance as they relate to the estimated pro forma market value of the Association.

In preparing the Appraisal, we have relied upon and assumed the accuracy and completeness of financial and statistical information provided by the Association. We did not independently verify the financial statements and other information provided by the Association, nor did we independently value the assets or liabilities of the Association. The Appraisal considers the Association only as a going concern and should not be considered as an indication of the liquidation value of the Association.

Our Appraisal is intended only to be used in the context of determining the value of Fullerton Federal Savings Association in conjunction with the proposed merger with Fairmount Bancorp, Inc. through a pro forma stock offering and is not to be used for any other purpose. Feldman Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

The valuation reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in the Association’s financial performance or management policies, and current conditions in the securities market for thrift institution common stocks. Should any such developments or changes be material, in our opinion, to the valuation of the Association, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in detail at that time.

FELDMAN FINANCIAL ADVISORS, INC.

I. BUSINESS OF FULLERTON FEDERAL SAVINGS ASSOCIATION

General Overview

Fullerton Federal Savings Association is a federally chartered mutual savings association founded in 1888 and provides financing primarily for home ownership and traditional savings opportunities for customers in the Overlea-Fullerton section of Baltimore County. The Association operates one banking office located in Baltimore, Maryland. Deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”) and the Association is regulated by the OTS. Fullerton also is a member of the FHLB System. As of March 31, 2011, Fullerton had total assets of $9.0 million, total deposits of $7.8 million, and total equity of $1.2 million, 12.75% of total assets. The Association has only one full-time employee, an Executive Vice-President, and two part-time tellers.

Fullerton has entered into an Agreement and Plan of Conversion Merger (the “Agreement”) with Fairmount Bancorp, Inc., (“Fairmount”) and Fairmount Bank, a wholly owned subsidiary of Fairmount on May 12, 2011. Pursuant to the Agreement, Fullerton will convert from a federally chartered mutual savings association to a federally chartered stock savings association. Immediately following Fullerton’s mutual-to-stock conversion, Fairmount will acquire 1,000 shares of common stock of Fullerton issued in the conversion for $1.00 in cash, without interest, per share. The 1,000 shares of Fullerton common stock will constitute all of Fullerton’s issued and outstanding shares of common stock. Immediately following the acquisition of Fullerton, Fullerton will merge with and into Fairmount Bank, with the Fairmount Bank as the resulting institution. In connection with the acquisition and pursuant to the terms of the Agreement, Fairmount will offer shares of its common stock on a priority basis first to eligible members of Fullerton and then to Fairmount’s Employee Stock Ownership Plan

FELDMAN FINANCIAL ADVISORS, INC.

(“ESOP”) in a subscription offering. The amount of Fairmount common stock to be offered in the subscription offering will be based on the independent valuation of Fullerton. Any Fairmount common stock not purchased by eligible members of Fullerton or Fairmount’s ESOP in the subscription offering will be offered to certain members of Fullerton’s community and the general public. Fairmount reserves the right to accept or reject any orders in part or in whole in the community offering. Following the closing of the offering pursuant to the Agreement, Fullerton will merge with and into Fairmount Bank, with Fairmount Bank as the surviving institution.

Fairmount Bank believes that the Conversion Merger is consistent with its growth goals. Fullerton will enhance Fairmount Bank’s retail network in Baltimore County and will give Fairmount Bank three offices in Baltimore County. The proposed transaction will provide Fullerton with Fairmount’s community banking expertise in retail lending and retail deposit products, and customers of Fullerton are expected to benefit from a broader range of products and services including enhanced lending capabilities. Fairmount Bank by virtue of its size and greater variety of deposit and loan products, trust, investment and brokerage services, will be able to increase services currently offered by Fullerton.

Fullerton has historically faced significant challenges with respect to generating sufficient earnings from its operations and expects to continue to face significant earnings challenges in the future, absent a transaction such as the conversion merger. Since Fullerton does not have the size and financial resources to compete and operate profitably, Fullerton’s board of directors explored various options for Fullerton that it believed were in the best interests of Fullerton and its members.

FELDMAN FINANCIAL ADVISORS, INC.

Specifically, Fullerton’s board of directors determined that Fullerton would not be able to convert to stock form on a stand-alone basis due to the small size of Fullerton, lack of profitability and the local market conditions. As a result, Fullerton’s board determined to pursue a strategic alliance and believed that an in-market partner would be the best fit. Due to the presence of a Fairmount Bank branch in the Rosedale area of Baltimore County and the Fairmount’s operating culture, Fullerton contacted Fairmount to gauge Fairmount’s interest in a merger transaction. Based upon favorable discussions between Fullerton and Fairmount, the parties pursued the permissibility of such a transaction with the Office of Thrift Supervision.

The Conversion Merger is subject to approval by the members depositors of Fullerton.

Fullerton’s primary reasons for proposing the Conversion Merger are as follows:

•	limited options continuing as a stand-alone entity;

•	eliminate growth and earnings pressure;

•	high operating expenses as a stand-alone entity due to its small size and limited earning capacity resulting there from;

•	expanded services offered by Fairmount Bank; and

•	the opportunity for Fullerton’s customers to purchase Fairmount’s common stock below market price.

The remainder of Chapter I examines in more detail the operations of the Association as well as its competitive environment. The discussion is supplemented by the exhibits in the Appendix. Exhibit II-1 summarizes the Association’s consolidated balance sheets as of the years ended December 31, 2009 and 2010 and for the three months ended March 31, 2011. Exhibit II-2 presents the Association’s consolidated income statements for the years ended December 31, 2009 and 2010 and for the three months ended March 31, 2010 and 2011.

FELDMAN FINANCIAL ADVISORS, INC.

Financial Condition

Table 1 presents selected data concerning the Association’s financial position as of December 31, 2008, 2009 and 2010 and March 31, 2011 and financial performance for the fiscal years ended December 31, 2008, 2009 and 2010 and the three-month period ended March 31, 2010 and 2011. Table 2 displays relative financial and performance ratios for the Association for the fiscal years ended December 31, 2008, 2009 and 2010 and the three-month period ended March 31, 2010 and 2011. All figures are unaudited as the Association does not have audited financials.

Table 1

Selected Financial Condition and Performance Data

As of or For the Years Ended December 31, 2008, 2009 and 2010

and the Three Months Ended March 31, 2010 and 2011

	At March 31,	At December 31,
	2011	2010	2009	2008
		(In thousands)
Selected Financial Condition Data:
Total assets	$8,975	$8,980	$9,042	$9,404
Cash and cash equivalents	4,275	3,892	2,952	2,399
Investment securities	198	200	198
Mortgage-backed securities held to maturity	903	1,035	2,090	2,299
Loans receivable, net	2,693	2,843	2,957	3,700
Total Repossessed Assets	0	0	0	0
Total Real Estate Held for Investment	395	482	501	514
Deposits	7,757	7,770	7,667	7,881
Borrowings	0	0	0	0
Equity	1,144	1,142	1,315	1,463

	Three Months Ended March 31,		for the Year Ended December 31,
	2011	2010	2010	2009	2008
			(In thousands)
Total interest income	$51	$75	$242	$304	$357
Total interest expense	22	31	112	154	209

Net interest income	29	44	130	150	148
Provision for loan losses	0	0	0	0	0
Net interest income after provision for loan losses	29	44	130	150	148

Total non-interest income	69	49	62	38	165
Total non-interest expense	96	88	355	340	328

Income (loss) before income tax expense (benefit)	2	5	(163)	(152)	(15)
Income tax expense (benefit)	0	(2)	(2)	(4)	(3)

Net income (loss)	$2	$7	($161)	($148)	($12)

Source: Fullerton, SNL Financial LC

FELDMAN FINANCIAL ADVISORS, INC.

Table 2

Selected Financial and Performance Ratios

As of or For the Years Ended December 31, 2008, 2009 and 2010

And for the Three Months Ended March 31, 2010 and 2011

	At or for the Three Months Ended March 31,		At or for the Year Ended December 31,
	2011	2010	2010	2009	2008
Selected Financial Ratios and Other Data:
Performance ratios:
Return on assets (ratio of net income to average total assets)	0.09%	0.30%	-1.75%	-1.60%	-0.13%
Return on equity (ratio of net income to average equity)	0.70%	2.12%	-12.82%	-10.62%	-0.82%
Interest rate spread	1.69%	2.43%	1.79%	1.97%	1.82%
Net interest margin	1.60%	2.35%	1.73%	1.95%	1.83%
Interest income to average assets	2.27%	3.26%	2.63%	3.29%	3.73%
Interest expense to average assets	0.98%	1.35%	1.22%	1.67%	2.18%
Net interest income to average assets	1.29%	1.91%	1.41%	1.62%	1.55%
Noninterest income to average total assets	3.07%	2.13%	0.67%	0.41%	1.72%
Operating expense to average total assets	4.28%	3.82%	3.85%	3.68%	3.43%
Efficiency ratio	97.96%	94.62%	184.90%	180.85%	104.79%

Asset quality ratios:
Nonperforming assets to total assets at end of period	1.64%	1.73%	1.69%	1.91%	1.87%
Nonperforming loans to total loans	5.39%	4.95%	5.28%	5.77%	4.71%
Allowance for loan losses to non-performing assets	34.01%	30.86%	32.89%	28.90%	28.41%
Allowance for loan losses to loans receivable, net	1.83%	1.53%	1.74%	1.67%	1.34%
Net charge-offs to average loans outstanding	0.00%	0.00%	0.00%	0.00%	0.00%

Capital Ratios:
Equity to total assets at end of period	12.75%	14.12%	12.72%	14.54%	15.56%
Leverage ratio at end of period	8.53%	9.08%	7.63%	9.30%	10.33%
Tier 1 Risk Based Ratio (%)	21.42%	21.88%	18.29%	22.40%	24.08%
Risk Based Capital Ratio (%)	22.68%	23.13%	19.53%	23.65%	25.32%

Other data:
Number of full service offices	1	1	1	1	1

Source: Fullerton, SNL Financial LC

Balance Sheet Composition

Total assets have remained relatively constant at $9.0 million as of March 31, 2011 as compared with December 31, 2010. Total assets declined $62,000, or 0.7%, between December 31, 2009 and December 31, 2010. As the balance sheet has been shrinking overall, the level of cash and investment securities has increased. Cash and investment securities grew from $3.0 million at December 31, 2009 to $4.1 million at December 31, 2010, an increase of $1.1 million, or 38.6%. Cash and investments increased $381,000, or 9.3%, to $4.5 million at March 31,

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2011. Unlike most traditional financial institutions, the Association’s assets are primarily invested in cash and securities, which comprise approximately 50% of the balance sheet as of March 31, 2011.

Offsetting a portion of this increase in cash and securities has been a decline in mortgage-backed securities. Mortgage-backed securities decreased from $2.1 million at December 31, 2009 to $1.0 million at December 31, 2010, a decrease of $1.1 million or 50.5%. Mortgage-backed securities declined $132,000, or 12.8%, to $900,000 at March 31, 2011.

Loans. The loan portfolio has declined over the past few years, as the Association has not been writing new loans. The last new loan originated by the Association was in February 2010. The gross loan portfolio declined $150,000, or 5.2%, from $2.8 million at December 31, 2010 to $2.7 million at March 31, 2011 due to the repayment of existing loans. All loans on the books of the Association are one-to-four family real estate mortgage loans. The gross loan portfolio had a decrease of $114,000, or 3.8%, to $2.8 million at December 31, 2010 from $2.8 million at December 31, 2009.

Allowance for Loan Losses. The allowance for loan losses at March 31, 2011 was $50,000 or 1.82% of gross loans receivable. This reserve amount has remained constant over the past few years as it totaled $50,000 at both December 31, 2010 and 2009. The Association had $147,000 of non-performing loans at March 31, 2011, compared to $152,000 at December 31, 2010 and $173,000 at December 31, 2009. The Association has not had any foreclosed real estate over the past few years.

Deposits. Total deposits remained relatively flat at $7.8 million at March 31, 2011 and December 31, 2010. Total deposits increased $103,000, or 1.3%, to $7.8 million at December 31, 2010 from $7.7 million at December 31, 2009.

FELDMAN FINANCIAL ADVISORS, INC.

Equity. Total equity remained relatively flat at $1.1 million, or 12.8% of total assets, at March 31, 2011 from $1.2 million, or 12.7% of total assets, at December 31, 2010.

Total equity decreased $161,000 to $1.2 million at December 31, 2010 or 12.7% of total assets, from $1.3 million, or 14.5% of total assets at December 31, 2009. This decrease was primarily due to losses incurred by the Association.

Lending Operations

Table 3 and Exhibit II-3 present information concerning the composition of the Association’s loan portfolio in dollar amounts and in percentages (before deductions for loans in process, deferred fees and discounts and allowances for losses) at the dates indicated. As noted earlier, the Association has not made a new loan in an extended period of time.

Loan Approval Procedures and Authority. The Association’s lending policies and loan approval limits are approved by the Board of Directors. The Executive Vice President/Managing Officer is responsible for developing, implementing and administering the formal lending guidelines as well as monitoring the portfolio and providing the board with monthly and quarterly updates.

Loan Products Offered. Fullerton offers mortgage loans secured by the following property types:

(1)	Single family residential

(2)	Land – Residential development

(3)	Residential commercial

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The Association will originate loans on single-family residences in amounts up to $150,000 with a maximum term of 30 years. Loans for residential development are offered up to $125,000 and loans on residential commercial property are offered up to $125,000 and a maximum term of 15 years.

Table 3

Loan Portfolio

As of December 31, 2009 and 2010

And March 31, 2011

	At March 31,	At December 31,
	2011	2010	2009
	(in thousands)
Mortgage Loans
1-4 family dwellings	$2,743.0	$2,893.0	$3,007.0
Construction	0.0	0.0	0.0
Multifamily	0.0	0.0	0.0
Commercial	0.0	0.0	0.0

	2,743.0	2,893.0	3,007.0

Consumer	0.0	0.0	0.0

Less:
Net deferred loan fees	0.0	0.0	0.0
Allowance for loan losses	50.0	50.0	50.0

Total loans, net	$2,693.0	$2,843.0	$2,957.0

Source: Fullerton, SNL Financial LC

The residential mortgage loans are written using generally accepted underwriting guidelines, and are readily saleable to Freddie Mac, Fannie Mae, or other private investors.

Property appraisals on real estate loans are made by state certified independent appraisers approved by the Board of Directors. Appraisals are performed in accordance with applicable regulations and policies.

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Real Estate Held For Investment

The Association currently holds three homes near its branch that are currently being marketed by the Association. Management believes the three properties have a collective gain on sale of approximately $100,000. The book value of these properties as of March 31, 2011 was $395,000.

Investment Portfolio

Fullerton’s investment portfolio historically has been a significant portion of its assets as the Association has originated limited numbers of loans over the past few years. The Association’s investment portfolio as of March 31, 2011 consisted primarily of mortgage-backed securities issued by Fannie Mae and Freddie Mac, bonds issued by Federal Farms Credit Bank and certificates of deposit. The general objective of the investment portfolio is to provide liquidity and generate an acceptable level of return consistent with the principles of safety, soundness and liquidity. Investment quality emphasizes safer investments with the yield on those investments secondary to not taking unnecessary risk with the available funds of Fullerton.

The Association does not currently participate in hedging programs, interest rate caps, floors or swaps, or other activities involving the use of off-balance sheet derivative financial instruments. Further, it does not invest in securities which are not rated investment grade.

At March 31, 2011, the Association’s investment portfolio included $903,000 of mortgage-backed securities, $198,000 in government agency bonds, $919,000 of federal funds sold, $295,000 of Federal Home Loan Bank (“FHLB”) deposits and $2.2 million of certificates of deposit. The Association also had $864,000 of cash as of March 31, 2011.

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Deposit Portfolio

Deposits are the Association’s source of funds for lending and investment purposes. Exhibit II-4 and Table 4 present a summary of the Association’s deposit composition as of December 31, 2009 and 2010 and March 31, 2011. Total deposits amounted to $7.8 million at March 31, 2011.

Current deposit products include free share accounts, money market, checking accounts, and certificates of deposit accounts. Deposit account terms vary, primarily as to the required minimum balance amount, the amount of time that the funds must remain on deposit and the applicable interest rate. The Association solicits deposits in its market areas. At March 31, 2011, the Association had no brokered, Internet or wholesale deposits. Fullerton primarily relies on competitive pricing policies, marketing and customer service to attract and retain these deposits. As of March 31, 2011, core deposits, which are defined as non-certificate or non-time deposit accounts, represented approximately 49.8% of total deposits.

Approximately 12%, or about $900,000, of the Association’s total deposits consist of funeral home deposits, or Pre-Need Funding, in which an individual prepays their funeral costs and the funeral home deposits the money in an account until the time of death of the depositor or until the individual withdraws the funds. These accounts are governed by the State of Maryland.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates and competition. Fullerton tries to manage the pricing of deposits in keeping with the asset/liability management, liquidity and profitability objectives, subject to competitive factors. Based on experience, the Association believes that its deposit portfolio is a relatively stable source of funds. Despite this stability, the ability to attract

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and maintain these deposits and the rates paid on them has been and will continue to be significantly affected by market conditions.

Table 4

Deposit Portfolio Distribution

As of December 31, 2009 to 2010 and March 31, 2011

(Dollars in Thousands)

	at March 31,		at December 31,
	2011		2010		2009
	Amount	Percent of total	Amount	Percent of total	Amount	Percent of total
Checking accounts	$106	1.4%	$113	1.5%	$127	1.7%
Free Share accounts	$3,302	42.6	$3,342	43.0	$3,246	42.3
MMDA accounts	454	5.9	464	6.0	190	2.5

Total non-certificates	3,862	49.8	3,919	50.4	3,563	46.5

Certificates of deposit	3,895	50.2	3,852	49.6	4,106	53.5

Total deposits	$7,757	100.0%	$7,771	100.0%	$7,669	100.0%

Source: Fullerton, SNL Financial LC

A large percentage of deposits are in certificates of deposit. Liquidity could be reduced if a significant amount of certificates of deposit, maturing within a short period of time, were not renewed. Historically, a significant portion of the certificates of deposit remain after they mature and management believes that this will continue. However, in a rising rate environment, the need to retain these time deposits could result in an increase in the cost of funds.

Borrowings

Due to limited lending demand, the Association has not had to utilize borrowings over the past few years to meet liquidity requirements and does not foresee the need to utilize borrowings in the future.

At March 31, 2011, the Association had no FHLB advances outstanding. The Association has not utilized borrowings in over twenty-five years.

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Equity Capital

At March 31, 2011, total equity was $1.1 million. The small increase from December 31, 2010 reflected the small profit reported by the Association in the March 2011 quarter. As of March 31, 2011, the Association exceeded all applicable regulatory capital requirements and was well capitalized.

The Association’s Tier 1 capital amounted to $730,000 or 8.53% of adjusted total assets at March 31, 2011. The Association’s regulatory capital ratios of Tier 1 risk-based capital and total risk-based capital were 21.42% and 22.68%, respectively, as of March 31, 2011. In comparison, regulatory requirements for “adequately-capitalized” were 4.00%, 4.00%, and 8.00%, and the threshold requirements for regulatory “well-capitalized” levels were 5.00%, 6.00%, and 10.00%, respectively.

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Income and Expense Trends

Table 5 displays the main components of the Association’s earnings performance over the three months ended March 31, 2010 and 2011 and the fiscal years ended December 31, 2009 to 2010. Table 6 displays sets forth certain information relating yields and costs for the periods indicated. The average yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented.

Table 5

Summary Income Statement Data

For Years Ended December 31, 2009 to 2010

And the Three Month Periods Ending March 31, 2010 and 2011

	Three Months Ended March 31,		For the Year Ended December 31,
	2011	2010	2010	2009
	(In thousands)
Summary Income Statement:
Total interest income	$51	$75	$242	$304
Total interest expense	22	31	112	154

Net interest income	29	44	130	150
Provision for loan losses	0	0	0	0
Net interest income after provision for loan losses	29	44	130	150

Total non-interest income	69	49	62	38
Total non-interest expense	96	88	355	340

Income (loss) before income tax expense (benefit)	2	5	(163)	(152)
Income tax expense (benefit)	0	(2)	(2)	(4)

Net income (loss)	$2	$7	($161)	($148)

Source: Fullerton, SNL Financial LC.

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Table 6

Average Balances and Yields

For the Years Ended December 31, 2009 and 2010

and the Three Months Ended March 31, 2010 and 2011

	Three Months Ended March 31,				Year Ended December 31,
	2011		2010		2010		2009
	Average Outstanding Balance	Yield/ Rate	Average Outstanding Balance	Yield/ Rate	Average Outstanding Balance	Yield/ Rate	Average Outstanding Balance	Yield/ Rate
Interest-Earning Assets:
Loans receivable	$2,804	5.28%	$3,136	6.63%	$3,087	5.28%	$3,300	5.77%
Investments	3,465	1.15	3,010	1.06	3,404	1.29	1,806	1.05
Mortgage Backed securities	965	1.78	1,334	4.51	1,041	3.30	2,584	3.68
Other interest-earning assets	0	0.00	0	0.00	0	0.00	0	0.00

Total interest-earning assets	7,234	2.83	7,480	4.01	7,532	3.20	7,690	3.96

Interest-Bearing Liabilities:
Deposits	7,763	1.13	7,826	1.58	7,898	1.42	7,778	1.98

Total interest-bearing liabilities	$7,763	1.13	$7,826	1.58	$7,898	1.42	$7,778	1.98

Interest rate spread		1.70%		2.43%		1.78%		1.98%
Net earning assets	($529)		($346)		($366)		($88)

Net interest margin		1.60%		2.35%		1.73%		1.95%
Ratio of average interest-earning assets to average interest-bearing liabilities	93.19%		95.58%		95.37%		98.87%

Source: Fullerton, SNL Financial LC

FELDMAN FINANCIAL ADVISORS, INC.

As noted in the tables above, the Association has struggled to report profitable operations over the past few years. Net income was a negative $148,000 for the year ended December 31, 2009 and a negative $161,000 for the year ended December 31, 2010. For the three months ended March 31, 2011, the Association reported a meager profit of $2,000 compared to $7,000 for the same period in 2010. The March 2011 quarter profit reflected a gain on real estate held for investment.

Management believes the primary factor for the poor performance is related to its inability to generate any meaningful operations due to its limited size and competition in its market area. Also, as existing loans repay, the Associations margins continue to deteriorate. The interest rate spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, declined from 1.97% in fiscal 2009 to 1.79% in fiscal 2010 and then to 1.69% during the three months ended March 31, 2011. Also due to the small size of the Association’s loan portfolio, net interest income only covers a small portion of operating expenses.

Comparison of Operating Results for the Three Months Ended March 31, 2011 and March 31, 2010

Net income for the three months ended March 31, 2011 was $2,000 compared to net income of $7,000 for the three months ended March 31, 2010. The earnings represent an annualized return on average assets of 0.09% for the three-month period in 2011 and 0.30% for the same period in 2010.

The decrease in net income was due primarily to a decrease in the interest rate spread and net interest income. For the three months ended March 31, 2011, the Association reported a yield/cost spread of 1.69% compared to 2.43% for the same period in 2010. The average yield

FELDMAN FINANCIAL ADVISORS, INC.

on assets decreased to 2.83% for the three months ended March 31, 2010 from 4.01% for the same period in 2010. The average cost of liabilities decreased to 1.13% for the three months ended March 31, 2011 from 1.58% for the three months ended March 31, 2010. This decline in net interest spread resulted in a decline in net interest income to $29,000 for the three months ended March 31, 2011 from $44,000 for the three months ended March 31, 2010.

The average net interest margin declined to 1.60% for the three-month period ended March 31, 2011 from 2.35% for the same period in 2010. The ratio of average interest earning assets to average interest bearing liabilities fell to 93.2% for the March 2011 quarter compared to 95.6% for the March 2010 quarter.

Interest income dropped to $51,000 for the three-month period ended March 31, 2011 from $77,000 for the three-month period ended March 31, 2010, a decline of $24,000, or 32.0%. This was the result of the decline in yields on earning assets plus the slight decrease in earning assets over these periods.

Interest expense for the three-month period ended March 31, 2011 was $22,000 compared to $31,000 for the same period in 2010, a decrease of $9,000 or 29.0%. The decrease was primarily the result of a decrease in average cost of liabilities.

The Association did not record any provisions in either three-month period ended March 31, 2011 or 2010. The allowance for loan losses to net loans receivable was 1.83% at March 31, 2011 compared to 1.53% at March 31, 2010.

Non-interest income for the three months ended March 31, 2011 increased $20,000, or 40.8%, to $69,000. This increase was due to a gain on real estate held for investment recorded in

FELDMAN FINANCIAL ADVISORS, INC.

the March 2011 quarter. Non-interest expense for the three months ended March 31, 2011 was $96,000, $8,000 or 9.1% more than the $88,000 for the same period in 2010.

Comparison of Operating Results for the Years Ended December 31, 2010 and December 31, 2009

Net income for the year ended December 31, 2010 was a loss of $161,000 compared to a net loss of $148,000 for the year ended December 31, 2009. The earnings represent a return on average assets of a negative 1.79% for fiscal year 2010 and a negative 1.60% for fiscal year 2009.

The decrease in net income was due primarily to a decrease in the interest rate spread, combined with an increase in non-interest expense, which offset the increase in non-interest income. The average yield on assets decreased to 3.20% for the year ended December 31, 2010 from 3.96% for the year ended December 31, 2009. As a result of this decline, the net interest rate spread fell from 1.98% for fiscal 2009 to 1.78% for fiscal 2010.

Net interest income decreased $20,000, or 13.3%, to $130,000 in 2010 from $150,000 in 2009 as yields on earning assets declined. The average net interest margin declined to 1.73% for fiscal 2010 from 1.95% for fiscal 2009. The ratio of average interest earning assets to average interest bearing liabilities declined slightly from 98.9% during fiscal 2009 to 95.4% in fiscal 2010.

Interest income fell sharply between fiscal 2009 and 2010, totaling $242,000 in fiscal 2010 compared to $304,000 in fiscal 2009, a decline of $62,000 or 20.4%. Both the yield on earning assets and the level of earning assets decreased over this period.

Interest expense for fiscal 2010 was $112,000 compared to $154,000 for 2009, a decrease of $42,000 or 27.3%. The decrease was primarily the result of a decrease in the average cost of deposit accounts offsetting a slight increase in average balances. Average deposit accounts

FELDMAN FINANCIAL ADVISORS, INC.

increased to $7.9 million for 2010 from $7.8 million for 2009 while the average rate paid on deposits decreased to 1.42% for 2010 from 1.98% for 2009.

The Association did not record any provisions in either fiscal 2010 or 2009. The allowance for loan losses to net loans receivable was 1.74% at December 31, 2010 compared to 1.67% at December 31, 2009.

Non-interest income for 2010 increased $24,000, or 63.2%, to $62,000. The increase was due primarily to a gain of $40,000 recorded in fiscal 2010 on securities held to maturity. Non-interest expense for 2010 was $355,000, $11,000 or 7.2% more than the $340,000 for 2009. The primary component of non-interest expense is compensation and benefits, which increased $12,000 to 207,000 in fiscal 2010. The Association had one full-time employee at December 31, 2009 and 2010.

FELDMAN FINANCIAL ADVISORS, INC.

Interest Rate Risk Management

The rates of interest earned on assets and paid on liabilities generally are established contractually for a period of time. Market interest rates change over time. Loans generally have longer maturities than deposits. Accordingly, the results of operations, like those of other financial institutions, are impacted by changes in interest rates and the interest rate sensitivity of our assets and liabilities. The risk associated with changes in interest rates and the ability to adapt to these changes is known as interest rate risk and is the Association’s most significant market risk.

As part of the Association’s attempt to manage its exposure to changes in interest rates and comply with applicable regulations, the Association monitors its interest rate risk. In monitoring interest rate risk, it continually analyzes and manages assets and liabilities based on their payment streams and interest rates, the timing of their maturities, and their sensitivity to actual or potential changes in market interest rates. The Association manages its interest rate risk in a conservative manner, consistent with its general operating philosophy.

The Association’s investment policy guides the Association to buy short-term assets during periods of rising rates and longer-term assets during periods of declining rates. It is the Association’s intent to hold investments until maturity. As such, the Association does utilize a trading account.

When purchasing securities, the Association considers the following factors:

A)	Current market conditions;

B)	The forecast for how long current conditions may last;

C)	Strategies of the Association;

D)	Availability of securities that as closely match the Association’s strategies;

FELDMAN FINANCIAL ADVISORS, INC.

E)	The ability to dispose of such securities if conditions change; and,

F)	The ability of the Association to carry such securities to maturity.

Except for short-term deposits in certificates of deposit, all loan originations purchases of investments and securities need to be approved by either the Board of Directors or the Executive Committee as appointed by the Board.

To manage risk, the Association measures its interest rate sensitivity based on the net portfolio value (“NPV”) of market equity. NPV reflects the simulated equity of the Association as obtained by estimating the economic present value of its assets, liabilities, and off-balance sheet items under different interest rate scenarios. Table 7 presents (as of December 31, 2010, the most current table available) forward-looking information about sensitivity to changes in interest rates. Interest rate risk is measured by changes in NPV for instantaneous parallel shifts in the yield curve. As illustrated in Table 7, Fullerton does not benefit more from either a decrease in market rates or an increase. Only under a rising interest rate scenario of 100 basis points would the Association not have a negative change in NPV. Under this scenario, NPV would remain relatively flat with resulting NPV ratio of 15.50% of assets. All other scenarios result in a decline in the Association’s NPV ratio. In the event of a 200 basis point increase in interest rates, NPV would experience a 2.0% decrease with a resulting NPV ratio of 15.32%. A downward movement in market rates by 100 basis points would result in a negative impact on NPV of 1.0% as the NPV ratio measures 15.25% under this declining rate scenario.

FELDMAN FINANCIAL ADVISORS, INC.

Table 7

Interest Rate Sensitivity of Net Portfolio Value

	As of December 31, 2010
Changes in Interest Rates	Net Portfolio Value			NPV as a % of Portfolio Value of Assets
	Amount	$ Change	% Change	NPV Ratio	Change (bp)
(Basis Points)
+300	$1,381	($61)	(4.00)	15.04%	(38)
+200	1,417	(25)	(2.00)	15.32%	(11)
+100	1,443	1	0.00	15.50%	7
+50	1,436	(6)	0.00	15.40%	(2)
0	1,442	—	—	15.43%	—
-50	1,407	(35)	(2.00)	15.08%	(34)
-100	1,427	(15)	(1.00)	15.25%	(18)

Source: Fullerton

FELDMAN FINANCIAL ADVISORS, INC.

Asset Quality

Table 8 provides information regarding the Association’s non-performing loans and other non-performing assets and allowance for loan loss reserves for the period indicated. At March 31, 2011, the allowance for loan losses totaled $50,000, non-performing loans totaled $147,000, and the ratio of allowance for loan losses to gross loans was 1.82%.

Table 8

Non-performing Asset and Loan Loss Reserve Summary

As of December 31, 2009 to 2010 and March 31, 2011

	March 31, 2011	At December 31,
		2010	2009
	(Dollars in thousands)
Nonaccruing loans
One- to four-family	$147	$152	$173
All Other	—	—	—

Total	147	152	173

Foreclosed assets:
One- to four-family	—	—	—
All Other	—	—	—

Total	—	—	—

Total nonperforming assets	$147	$152	$173

Total as a percentage of total assets	1.64%	1.69%	1.91%

Loan loss reserves, beginning of period	$50	$50	$50
Less: Charge-offs	—	—	—
Plus: Recoveries	—	—	—
Additions charged to operations	—	—	—

Loan loss reserves, end of period	$50	$50	$50

Loan loss reserves as a percentage of total loans	1.82%	1.73%	1.66%
Loan loss reserves as a percentage of total non-performing loans	34.01%	32.89%	28.90%

Source: Fullerton, SNL Financial LC.

Management, in compliance with federal guidelines, has instituted an internal loan review program, whereby non-performing loans are classified as special mention, substandard, doubtful or loss. It is the Association’s policy to review the loan portfolio, in accordance with regulatory

FELDMAN FINANCIAL ADVISORS, INC.

classification procedures, on at least a quarterly basis. When a loan is classified as substandard or doubtful, management is required to evaluate the loan for impairment. When management classifies a portion of a loan as loss, a reserve equal to 100% of the loss amount is required to be established or the loan is to be charged-off.

An asset that does not currently expose the Association to a sufficient degree of risk to warrant an adverse classification, but which possesses credit deficiencies or potential weaknesses that deserve management’s close attention is classified as “special mention.”

An asset classified as “substandard” is inadequately protected by the current net worth and paying capacity of the obligor or the collateral pledged, if any. Assets so classified have well-defined weaknesses and are characterized by the distinct possibility that the Association will sustain some loss if the deficiencies are not corrected.

An asset classified as “doubtful” has all the weaknesses inherent in a “substandard” asset with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. The possibility of a loss on a doubtful asset is high.

That portion of an asset classified as “loss” is considered uncollectible and of such little value that it’s continuance as an asset, without establishment of a specific valuation or charge-off, is not warranted. This classification does not necessarily mean that an asset has absolutely no recovery or salvage value; but rather, it is not practical or desirable to defer writing off a basically worthless asset even though partial recovery may be effected in the future.

The Association regularly reviews the problem assets in portfolio to determine whether any assets require classification in accordance with applicable regulations.

FELDMAN FINANCIAL ADVISORS, INC.

Market Area

The Association is headquartered in Baltimore. Maryland, and operates one retail banking office in the Overlea-Fullerton section of Baltimore County. Baltimore County is located in the northern part of the state of Maryland. Baltimore County does not actually include the city of Baltimore, which left the county to become an independent city in 1851.

The economy of Baltimore County represents a cross section of employment sectors, with a mix of services, manufacturing, wholesale/retail trade, federal and local government, health care facilities, defense contractors and finance related employment. Black and Decker, McCormick, Severstal Steel, Lockheed Martin, and T. Rowe Price all have major operations or headquarters in Baltimore County. The largest employers in the Baltimore County include the Social Security Administration/Centers for Medicare & Medicaid Services (CMS), Franklin Square Hospital Center, Greater Baltimore Medical Center, T. Rowe Price and McCormick & Company, Inc.

The Association faces substantial competition in attracting deposits and in originating loans. The Association operates in a market area with a high concentration of banking and financial institutions. A number of competitors are significantly larger institutions with greater financial and managerial resources and lending limits. The Association’s ability to compete successfully is a significant factor affecting growth potential and profitability.

Table 9 displays selected demographic data for the United States, the state of Maryland, Baltimore County and zip code 21236. Population growth in the Association’s market is projected to decline over the next few years. Projected population growth for zip code 21236 is a negative 1.2% while Baltimore County’s population is projected to increase only 0.5% over the

FELDMAN FINANCIAL ADVISORS, INC.

period 2010-2015. This contrasts with projected population growth for both the state of Maryland at 1.9% and the United States as a whole at 3.9%.

The median household income level for Baltimore County was below comparable demographic data for Maryland but higher than the United States. The median household income for Baltimore County was estimated at $63,355 in 2010, as compared to the state median household income level of $66,983 and the national median household income level of $54,442. The median household income for zip code 21236 was similar to the Baltimore County number at $61,192. With a median age of 40.2 years, Baltimore County has an older population than either the state at 38.3 years or the United States at 37.0 years. The average age for zip code 21236 is 40.8 years.

Table 10 summarizes deposit market data for all commercial banks and thrift institutions with offices in Baltimore County, Maryland. Based on deposit data as of May 270, 201 and adjusted for any subsequent merger transactions, the Association ranked 41st in deposit market share among the financial institutions operating in the county. As of such date, the Association had total deposits of $8.1 million in the county, which reflected a 0.05% market share based on the county’s total deposits of $15.4 billion. Three large regional commercial banks occupied the top market share rankings of deposits in Baltimore County. M&T Bank Corp., Bank of America Corp. and Well Fargo & Co. held market shares of 18.5%, 16.6% and 11.6%, respectively.

FELDMAN FINANCIAL ADVISORS, INC.

Table 9

Selected Demographic Data

United States, Maryland, Baltimore County and Zip Code 21236

	United States	State of Maryland	Baltimore County	Zip Code 21236
Total Population
2010 - Current	311,212,863	5,730,892	791,426	39,480
% Change 2000-10	10.6%	8.2%	4.9%	-0.6%
% Change 2010-15	3.9%	1.9%	0.5%	-1.2%

Age Distribution, 2008
0 - 14 Age Group	20.1%	19.7%	17.6%	16.7%
15 -34 Age Group	27.2%	25.9%	26.1%	25.1%
35 -54 Age Group	28.0%	29.7%	28.4%	29.2%
55+ Age Group	24.7%	24.8%	28.0%	29.1%
Median Age (years)	37.0	38.3	40.2	40.8

Total Households
2010 - Current	116,761,140	2,138,493	314,631	16,531
% Change 2000-10	10.7%	8.0%	4.9%	-0.5%
% Change 2010-15	3.9%	2.0%	0.5%	-1.2%

Total Household Income
$0-25K Households (%)	20.8%	15.2%	14.6%	13.8%
$25-50K Households (%)	24.7%	20.2%	22.6%	23.3%
$50-100K Households (%)	35.7%	38.0%	43.1%	46.7%
$100K+ Households (%)	18.8%	26.6%	19.7%	16.3%
Median Household Net Worth	$93,084	$135,762	$120,262	$110,120

Average Household Income
2010 - Current	$70,173	$83,182	$76,039	$68,925
% Change 2000-10	23.9%	23.3%	16.9%	13.1%
% Change 2010-15	13.1%	14.1%	13.7%	12.1%

Median Household Income
2010 - Current	$54,442	$66,983	$63,355	$61,192
% Change 2000-10	29.1%	26.4%	25.0%	18.1%
% Change 2010-15	12.4%	13.7%	10.9%	6.6%

Per Capita Income
2010 - Current	$26,739	$31,494	$30,669	$29,038
% Change 2000-10	23.9%	23.0%	17.2%	12.4%
% Change 2010-15	13.1%	14.1%	13.8%	12.1%

Unemployment Rate (%)
March 2011	8.8%	7.0%	7.6%	NA
December 2010	9.4%	7.1%	7.8%	NA
December 2009	10.0%	7.2%	7.6%	NA

Source: SNL Financial and ESRI.

FELDMAN FINANCIAL ADVISORS, INC.

Table 10

Deposit Market Share

Baltimore County, Maryland

Data as of May 270, 2009 and 2010

(adjusted for completed and announced mergers)

Baltimore, MD
				2010			2009
Rank				Total Branches	Total Deposits	Market Share	Total Deposits	Market Share
2010	2009	Institution (ST)	Type
1	1	M&T Bank Corp. (NY)	Bank	51	2,862,292	18.53	2,945,036	19.06
2	2	Bank of America Corp. (NC)	Bank	38	2,559,802	16.57	2,809,127	18.18
3	3	Wells Fargo & Co. (CA)	Bank	21	1,787,965	11.58	1,805,123	11.68
4	4	PNC Financial Services Group (PA)	Bank	33	1,459,763	9.45	1,396,161	9.03
5	5	SunTrust Banks Inc. (GA)	Bank	19	939,185	6.08	879,703	5.69
6	6	Eastern SB FSB (MD)	Savings Inst	4	700,331	4.53	753,039	4.87
7	7	Susquehanna Bancshares Inc. (PA)	Bank	11	591,075	3.83	622,030	4.02
8	11	Rosedale FS&LA (MD)	Savings Inst	5	437,880	2.84	392,450	2.54
9	8	BB&T Corp. (NC)	Bank	9	427,248	2.77	488,552	3.16
10	10	BCSB Bancorp Inc. (MD)	Thrift	12	425,171	2.75	393,177	2.54
11	9	First Mariner Bancorp (MD)	Bank	12	400,761	2.59	432,417	2.80
12	21	Capital Funding Bancorp LLC (MD)	Bank HC	1	296,137	1.92	101,405	0.66
13	14	Hopkins Bancorp Inc. (MD)	Thrift HC	1	242,105	1.57	217,206	1.41
14	13	Northwest Bancshares, Inc. (PA)	Thrift	2	241,396	1.56	253,637	1.64
15	15	Patapsco Bancorp Inc. (MD)	Bank	3	219,930	1.42	198,757	1.29
41	40	Fullerton FSA (MD)	Savings Inst	1	8,059	0.05	7,949	0.05
		All Other Institutions		48	1,846,315	11.95	1,759,628	11.39

		Total For Institutions In Market		271	15,445,415	100.00	15,455,397	100.00

Source: SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Summary Outlook

The overall earnings outlook of the Association (without the benefit of the Conversion Merger) remains unfavorable due to high levels of securities as a percentage of total assets and the Association’s limited lending operations which has not originated a new loan in over one year, combined with a declining net interest margin.

Management of the Association feels the Association is constrained due to its size and resources and is not able to effectively compete with competitors in the market.

FELDMAN FINANCIAL ADVISORS, INC.

II. COMPARISONS WITH PUBLICLY HELD THRIFTS

General Overview

The comparative market approach provides a sound basis for determining estimates of going-concern valuations where a regular and active market exists for the stocks of peer institutions. The comparative market approach was utilized in determining the estimated pro forma market value of the Association because: (i) reliable market and financial data are readily available for comparable institutions; (ii) the comparative market method is required by the applicable regulatory guidelines; and (iii) other alternative valuation methods (such as income capitalization, liquidation analysis, or discounted cash flow) are unlikely to produce a valuation relevant to the future trading patterns of the related equity interest. The generally employed valuation method in initial public offerings, where possible, is the comparative market approach, which also can be relied upon to determine pro forma market value in a thrift stock conversion.

The comparative market approach derives valuation benchmarks from the trading patterns of selected peer institutions which, due to certain factors such as financial performance and operating strategies, enable the appraiser to estimate the potential value of the subject institution in a stock conversion offering. The pricing and trading history of recent initial public offerings of thrifts are also examined to provide evidence of the “new issue discount” that must be considered. In Chapter II, our valuation analysis focuses on the selection and comparison of the Association with a comparable group of publicly traded thrift institutions (the “Comparative Group”). Chapter III will detail any additional discounts or premiums that we believe are appropriate to the Association’s pro forma market value.

FELDMAN FINANCIAL ADVISORS, INC.

Selection Criteria

Selected market price and financial performance data for all public thrifts listed on major stock exchanges are shown in Exhibit III. The list excludes companies that are subject to being acquired under a pending transaction and companies that have a majority ownership interest controlled by a mutual holding company (“MHC”). Several criteria, discussed below, were used to select the individual members of the Comparative Group from the overall universe of publicly held thrifts.

•

Operating characteristics – An institution’s operating characteristics are the most important factors because they affect investors’ expected rates of return on a company’s stock under various business/economic scenarios, and they influence the market’s general perception of the quality and attractiveness of a given company. Operating characteristics, which may vary in importance during the business cycle, include financial variables such as profitability, balance sheet growth, capitalization, asset quality, and other factors such as lines of business and management strategies.

•

Degree of marketability and liquidity – Marketability of a stock reflects the relative ease and promptness with which a security may be sold when desired, at a representative current price, without material concession in price merely because of the necessity of sale. Marketability also connotes the existence of buying interest as well as selling interest and is usually indicated by trading volumes and the spread between the bid and asked price for a security. Liquidity of the stock issue refers to the organized market exchange process whereby the security can be converted into cash. We attempted to limit our selection to companies that have access to a regular trading market or price quotations. We eliminated from the comparative group companies with market prices that were materially influenced by publicly announced or widely rumored acquisitions. However, the expectation of continued industry consolidation is currently embedded in thrift equity valuations.

•

Geographic Location – The region of the country where a company operates is also of importance in selecting the comparative group. The operating environment for thrift institutions varies from region to region with respect to business and economic environments, real estate market conditions, speculative takeover activity, and investment climates. Economic and investor climates can also vary greatly within a region, particularly due to takeover activity.

FELDMAN FINANCIAL ADVISORS, INC.

In determining the Comparative Group composition, we focused on the Association’s corporate structure, asset size, equity level and profitability. As with any composition of a group of comparable companies, the selection criteria were broadened sufficiently to assemble a meaningful number of members for inclusion. Specifically, we first applied the following selection criteria:

•	Publicly traded thrift – stock-form thrift whose shares are traded on the New York or NYSE Amex stock exchanges or listed on the NASDAQ market.

•	Non-acquisition target – company is not subject to a pending acquisition.

•	Mutual holding company – majority ownership not held by an MHC.

•	Seasoned trading issue – company completed its initial public offering (“IPO”) over one year ago.

•	Current financial data – publicly reported financial data available for the most recent last twelve months (“LTM”) ending March 31, 2011.

•	Asset size – total assets less than $500 million.

•	Capitalization – equity to assets ratio greater than or equal to 6.0%.

•	Profitability measure – LTM Core ROA <= 0.35%.

As a result of applying the above criteria, the screening process produced a group of nine publicly traded thrifts with operations comparable to those of the Association. In addition, we have also selected BCSB Bancorp, Inc. due to its location (headquartered in the same state as the Association) and its earning profile. A general operating summary of these ten members selected for the Comparative Group is presented in Table 11.

The asset sizes of the selected companies range from $204.2 million at First Bancshares, Inc. to $624.8 million at BCSB Bancorp, Inc. The median asset size of the Comparative Group was $301.7 million, significantly larger than the Association’s asset size of $9.0 million.

FELDMAN FINANCIAL ADVISORS, INC.

In comparison to recent performance trends of the aggregate public thrift industry, the Comparative Group companies generally exhibited below-average profitability ratios, slightly lower net interest margins, lower capital ratios, higher efficiency ratios and higher levels of problem assets combined with lower levels of reserves related to those problem assets. While some differences inevitably may exist between the Association and the individual companies, we believe that the chosen Comparative Group, overall, provides a meaningful basis of financial comparison for valuation purposes.

Table 11

Comparative Group Operating Summary

As of March 31, 2011

Company	City	State	No. of Offices	Initial Conversion Date	Total Assets ($000s)	Equity/ Assets (%)
Fullerton FSA	Baltimore	MD	1	NA	8,975	12.75

BCSB Bancorp, Inc.	Baltimore	MD	17	04/11/08	624,764	8.08
OBA Financial Services, Inc.	Germantown	MD	5	01/22/10	355,971	22.72
Broadway Financial Corporation	Los Angeles	CA	5	01/09/96	476,734	6.83
CMS Bancorp, Inc.	White Plains	NY	6	04/04/07	246,348	8.77
First Federal of Northern Michigan Bancorp, Inc.	Alpena	MI	8	04/04/05	215,445	10.91
WSB Holdings, Inc.	Bowie	MD	5	08/03/88	409,352	12.79
First Bancshares, Inc.	Mountain Grove	MO	13	12/22/93	204,185	9.56
Park Bancorp, Inc.	Chicago	IL	4	08/12/96	207,665	8.11
WVS Financial Corp.	Pittsburgh	PA	6	11/29/93	247,419	11.46
Central Bancorp, Inc.	Somerville	MA	11	10/24/86	487,625	9.66

Source: Fullerton FSA; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Recent Financial Comparisons

Table 12 summarizes certain key financial comparisons between the Association and the Comparative Group. Tables 13 through 17 contain the detailed financial comparisons of the Association with the individual Comparative Group companies based on measures of profitability, income and expense components, yield-cost structure, capital levels, credit risk, balance sheet composition, and growth rates. Financial data for the Association, the Comparative Group, and All Public Thrift aggregate were utilized as of or for the most recent available LTM period ending March 31, 2011.

The Association’s LTM return on average assets was a negative 1.81%, reflecting a profitability measure below the Comparative Group median of 0.13% and well below the All Public Thrift median of 0.45%. The Association’s comparatively weaker earnings level was attributable mainly to its considerably lower net interest margin and higher level of non-interest expense. The Association’s LTM return on average equity at a negative 13.70% was also below the Comparative Group median of 1.05% and the All Public Thrift median of 3.55%.

The Association’s net interest income level of 1.26% relative to average assets was positioned well below the Comparative Group median of 3.13% and the All Public Thrift median of 3.14%. The Association’s lower level of net interest income production was attributable to its significantly lower level of interest income during the period as compared to the Comparative Group and All Public Thrift Group medians.

The Association’s earning asset yield measured 2.92% and trailed the Comparative Group median of 4.82% and the All Public Thrift median of 4.93%. The Association’s lower asset yield resulted from having a small concentration of loans as a percentage of total assets, which carry a

FELDMAN FINANCIAL ADVISORS, INC.

higher yield than investment securities, which comprise the majority of the Association’s earning assets, as compared to the Comparative Group and the All Public Thrift Group. The Association’s ratio of loans to total assets measured 30.0% compared to the Comparative Group median of 68.0% and the All Public Thrift Group median of 68.3%. Conversely, cash and investment securities comprise 59.9% of the Association’s assets as compared to a median of 25.1% for both the Comparative Group and the All Public Thrift Group. Slightly offsetting the Association’s lower yield on earning assets as compared to both the Comparative Group and the All Public Thrift Group, its cost of interest-bearing liabilities at 1.31% was below the Comparative Group median of 1.83% and the All Public Thrift median of 1.68%. The Association’s liability costs reflect its significant level of deposits, 86.4% of total assets, as a source of funds as opposed to the Comparative Group, 71.6% of total assets, and All Public Thrifts, 72.9% of total assets, combined with the Comparative Group’s and All Public Thrift Group’s higher reliance upon borrowings as deposits generally bear lower rates than borrowings. The Association’s level of borrowed funds was well below the Comparative Group and All Public Group’s median debt utilization. Borrowings measured 0.0% of the Association’s assets and 16.0% for the Comparative Group median and 13.2% for the All Public Thrift median.

The Association’s non-interest operating income, exclusive of any gains, totaled 0.21% of average assets, underperforming the Comparative Group and All Public Thrift medians of 0.36% and 0.52%, respectively.

FELDMAN FINANCIAL ADVISORS, INC.

Table 12

Key Financial Comparisons

Fullerton and the Comparative Group

As of or for the Last Twelve Months Ended March 31, 2011

	Fullerton Federal Savings Association	Comp. Group Median	All Public Thrift Median
Profitability
LTM Return on Average Assets	(1.81)%	0.13%	0.45%
LTM Return on Average Equity	(13.70)	1.05	3.55
Core Return on Average Assets	(2.49)	0.09	0.46
Core Return on Average Equity	(18.85)	0.63	3.87

Income and Expense (% of avg. assets)
Total Interest Income	2.38	4.60	4.52
Total Interest Expense	1.12	1.53	1.44

Net Interest Income	1.26	3.13	3.14
Provision for Loan Losses	0.00	0.41	0.43
Other Operating Income	0.21	0.36	0.52
Net Gains and Nonrecurring Income	0.69	0.06	0.10
General and Administrative Expense	3.96	3.16	2.91
Intangibles Amortization Expense	0.00	0.00	0.00
Nonrecurring Expense	0.00	0.00	0.00
Pre-tax Core Earnings	(2.49)	0.13	0.68
Efficiency Ratio	184.26	87.50	69.82

Yield-Cost Data
Yield on Interest-earning Assets	2.92	4.82	4.93
Cost of Interest-bearing Liabilities	1.31	1.83	1.68

Net Interest Spread	1.61	3.14	3.40

Asset Utilization (% of avg. total assets)
Avg. Interest-earning Assets	81.57	96.44	93.65
Avg. Interest-bearing Liabilities	86.07	82.77	78.68

Avg. Net Interest-earning Assets	(4.50)	13.68	11.61

FELDMAN FINANCIAL ADVISORS, INC.

Table 12 (continued)

Key Financial Comparisons

Fullerton and the Comparative Group

As of or for the Last Twelve Months Ended March 31, 2011

	Fullerton Federal Savings Association	Comp. Group Median	All Public Thrift Median
Balance Sheet Composition (% of total assets)
Cash and Securities	59.92%	25.08%	25.08%
Loans Receivable, net	30.01	67.96	68.28
Real Estate	4.40	0.67	0.38
Intangible Assets	0.00	0.00	0.06
Other Assets	5.67	5.33	4.71
Total Deposits	86.42	71.64	72.87
Borrowed Funds	0.00	15.96	13.19
Other Liabilities	0.84	0.86	0.87
Total Equity	12.75	9.61	11.07

Loan Portfolio (% of total loans)
Residential Mortgage Loans	100.00	50.70	47.48
Other Real Estate Mortgage Loans	0.00	44.18	40.60
Non-mortgage Loans	0.00	4.53	11.93

Growth Rates
Total Assets	(4.16)	(6.06)	0.13
Total Loans	(16.66)	(8.18)	(3.46)
Total Deposits	(2.88)	0.32	2.69

Regulatory Capital Ratios
Tier 1 Leverage Ratio	8.53	10.05	9.84
Tier 1 Risk-based Capital	21.42	16.39	15.28
Total Risk-based Capital	22.68	17.53	16.20

Credit Risk Ratios
Non-performing Loans / Total Loans	5.39	7.92	3.43
Non-performing Assets / Total Assets	1.64	6.65	2.62
Reserves / Total Loans	1.82	1.51	1.61
Reserves / Non-performing Assets	34.01	30.74	38.73

Source: Fullerton Federal Savings Association; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

The Association’s provision for loan losses measured 0.0% of average assets, as compared to the Comparative Group median of 0.41% and the All Public Thrift median of 0.43%. The Association’s non-performing asset ratio measured 1.64% of total assets versus the Comparative Group median of 6.65% and All Public Thrift median of 2.62%. The Association’s non-performing loan ratio as a percent of total loans was 5.39% and was lower than the corresponding Comparative Group median of 7.92 but below the All Public Thrift median of 3.43%. The Association maintained a level of loan loss reserves at 1.82% of total loans and 34.01% of nonperforming assets versus the Comparative Group medians of 1.51% and 30.74%, respectively and the All Public Thrift medians of 1.61% and 38.73%, respectively.

The Association’s operating expense ratio was higher than the Comparative Group and All Public Thrift Group medians. The Association’s general and administrative expense ratio measured 3.96% compared to the Comparative Group median of 3.16% and the All Public Thrift median of 2.91%.

The Association’s balance sheet composition was not similar to either the Comparative or All Public Thrift Groups. Net loans amounted to 30.0% of assets at the Association as of March 31, 2011, versus 68.0% for the Comparative Group median and 68.3% for the All Public Thrift Group median. Cash and securities aggregated 59.9% of assets at the Association, compared to a median of 25.1% for both the Comparative Group and the All Public Thrift Group. The Association had intangible assets totaling 0.00% of total assets compared to the Comparative Group median of 0.00% and the All Public Group median of 0.06%. Other assets, excluding intangibles and foreclosed real estate, composed 5.7% of the Association’s assets versus the Comparative Group median of 5.3% and the All Public Thrift Group median of 4.7%.

FELDMAN FINANCIAL ADVISORS, INC.

The Association had no outstanding borrowings at March 31, 2011. The Comparative Group is characterized by companies with borrowing activity slightly higher than the overall thrift industry as demonstrated by the median debt level of 16.0% of total assets versus the All Public Thrift median of 13.2%. The Association’s equity level before the Stock Offering was 12.75% relative to assets, which was above the Comparative Group median of 9.61%. The Association’s risk-based capital ratios were also positioned above the corresponding medians of the Comparative Group.

The Association has experienced shrinkage in its deposit portfolio and loan portfolio. The Association’s deposit portfolio decreased by 2.9% during the period while the Comparative Group experienced a median deposit portfolio growth rate of 0.3% and the All Public Thrift Group experienced growth of 2.7%. The overall asset growth rate for the Association was a negative 4.2% and compared to the Comparative Group median of a negative 6.1% and the All Public Thrift Group median of 0.1%. Loan growth at the Association shrank even faster than deposits and assets and totaled a negative 16.7%, compared to the Comparative Group median of a negative 8.2% and the All Public Thrift Group median of a negative 3.5%.

In summary, the Association’s recent earnings performance trailed the results attained by the Comparative Group and All Public Thrift aggregate when based on returns on assets and equity, due to the Association’s lower level of profitability. The Association’s profitability was hampered by a lower level of net interest income and higher levels of non-interest expense. In addition, the Association’s small dollar amount of capital makes it difficult to generate any significant level of earning assets needed to generate profitability.

FELDMAN FINANCIAL ADVISORS, INC.

Table 13

General Financial Performance Ratios

As of or for the Latest Twelve Months Ended March 31, 2011

	Total Assets ($000s)	Total Deposits ($000s)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	Net Interest Margin (%)	Effcy. Ratio (%)	LTM ROA (%)	LTM ROE (%)	Core ROA (%)	Core ROE (%)
Fullerton FSA	8,975	7,757	12.75	12.75	1.54	184.26	(1.81)	(13.70)	(2.49)	(18.85)

Comparative Group Average	347,551	252,948	10.89	10.82	3.17	89.38	(0.40)	(3.83)	(0.40)	(3.84)
Comparative Group Median	301,695	201,428	9.61	9.38	3.27	87.50	0.13	1.05	0.09	0.63

All Public Thrift Average	2,804,382	1,809,441	11.96	11.25	3.31	71.97	0.07	(3.29)	0.09	(3.90)
All Public Thrift Median	915,697	675,242	11.07	10.00	3.39	69.82	0.45	3.55	0.46	3.87

Comparative Group
BCSB Bancorp, Inc.	624,764	543,215	8.08	8.07	3.18	83.10	0.23	2.41	0.24	2.55
OBA Financial Services, Inc.	355,971	215,689	22.72	22.72	3.42	82.37	0.22	1.01	0.21	0.95
Broadway Financial Corporation	476,734	340,923	6.83	6.83	3.82	64.92	0.16	2.42	0.16	2.42
CMS Bancorp, Inc.	246,348	187,166	8.77	8.77	3.27	95.87	0.09	1.08	0.03	0.31
First Federal of Northern Michigan Bancorp, Inc.	215,445	156,232	10.91	10.68	3.88	91.89	0.09	0.84	(0.03)	(0.28)
WSB Holdings, Inc.	409,352	279,113	12.79	12.79	3.27	98.91	(0.96)	(7.46)	(0.64)	(5.01)
First Bancshares, Inc.	204,185	174,174	9.56	9.51	3.14	110.75	(1.80)	(17.27)	(1.78)	(17.11)
Park Bancorp, Inc.	207,665	146,335	8.11	8.11	2.87	105.95	(2.58)	(27.24)	(2.67)	(28.24)
WVS Financial Corp.	247,419	177,560	11.46	11.46	1.38	78.82	0.20	2.22	0.22	2.45
Central Bancorp, Inc.	487,625	309,077	9.66	9.25	3.50	81.17	0.33	3.74	0.31	3.55

Source: Fullerton FSA; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 14

Income and Expense Analysis

For the Latest Twelve Months Ended March 31, 2011

	As a Percent of Average Assets
	Interest Income	Interest Expense	Net Interest Income	Other Oper. Income	Gains & Non-rec. Income	Loan Loss Prov.	Gen. & Admin. Expense	Amort. of Intang,	Non-rec. Expense	Pretax Core Earnings
Fullerton FSA	2.38	1.12	1.26	0.21	0.69	0.00	3.96	0.00	0.00	(2.49)

Comparative Group Average	4.55	1.53	3.01	0.38	0.08	0.61	3.23	0.02	0.01	(0.34)
Comparative Group Median	4.60	1.53	3.13	0.36	0.06	0.41	3.16	0.00	0.00	0.13

All Public Thrift Average	4.52	1.45	3.08	0.64	0.22	0.73	2.96	0.06	0.03	0.31
All Public Thrift Median	4.52	1.44	3.14	0.52	0.10	0.43	2.91	0.00	0.00	0.68

Comparative Group
BCSB Bancorp, Inc.	4.46	1.51	2.96	0.42	0.01	0.23	2.81	0.00	0.00	0.35
OBA Financial Services, Inc.	4.44	1.18	3.26	0.22	0.05	0.30	2.94	0.00	0.00	0.30
Broadway Financial Corporation	5.57	1.79	3.78	0.53	(0.01)	1.00	3.03	0.00	0.00	0.27
CMS Bancorp, Inc.	4.75	1.54	3.20	(0.03)	0.25	0.15	3.29	0.00	0.00	(0.01)
First Federal of Northern Michigan Bancorp, Inc.	5.01	1.39	3.62	0.76	0.31	0.52	4.44	0.13	0.00	(0.14)
WSB Holdings, Inc.	4.88	1.84	3.05	0.89	(0.12)	0.83	4.11	0.00	0.00	(1.13)
First Bancshares, Inc.	4.08	1.14	2.94	0.42	0.16	0.72	3.92	0.02	0.14	(1.10)
Park Bancorp, Inc.	4.26	1.63	2.63	0.13	0.15	2.11	3.53	0.00	0.00	(2.72)
WVS Financial Corp.	3.15	1.80	1.35	0.20	(0.03)	0.01	1.20	0.00	0.00	0.32
Central Bancorp, Inc.	4.86	1.52	3.34	0.29	0.07	0.21	3.01	0.00	0.00	0.49

Source: Fullerton FSA; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 15

Yield-Cost Structure and Growth Rates

For the Latest Twelve Months Ended March 31, 2011

	Avg. Int. Earn. Assets/ Assets	Avg. Int.-Bear. Liabs./ Assets	Avg. Net Earning Assets/ Assets	Avg. Equity/ Assets	Yield on Int.-Earn. Assets	Cost of Int-Bear. Liabs.	Net Interest Spread	Asset Growth Rate	Loan Growth Rate	Deposit Growth Rate
Fullerton FSA	81.57	86.07	(4.50)	13.23	2.92	1.31	1.61	(4.16)	(16.66)	(2.88)

Comparative Group Average	99.86	85.09	14.77	11.23	4.78	1.71	3.07	(6.75)	(7.43)	1.22
Comparative Group Median	96.44	82.77	13.68	10.21	4.82	1.83	3.14	(6.06)	(8.18)	0.32

All Public Thrift Average	93.61	79.48	11.68	11.44	4.87	1.69	3.24	1.44	(1.66)	5.10
All Public Thrift Median	93.65	78.69	11.61	10.60	4.93	1.68	3.40	0.13	(3.46)	2.69

Comparative Group
BCSB Bancorp, Inc.	92.16	87.18	4.98	9.35	4.80	1.84	2.96	4.00	(5.72)	4.97
OBA Financial Services, Inc.	97.78	80.93	16.85	22.59	4.66	1.86	2.80	(5.98)	6.26	(8.64)
Broadway Financial Corporation	106.80	81.37	25.43	6.93	5.63	1.82	3.81	(9.86)	(14.24)	(13.20)
CMS Bancorp, Inc.	96.03	87.08	8.95	8.64	4.84	1.29	3.55	8.47	1.12	15.60
First Federal of Northern Michigan Bancorp, Inc.	96.43	82.24	14.19	10.91	5.37	1.35	4.02	(6.14)	(10.16)	(0.24)
WSB Holdings, Inc.	92.19	81.84	10.35	12.74	5.25	1.98	3.27	(6.50)	(6.20)	7.26
First Bancshares, Inc.	96.45	83.29	13.16	10.71	4.35	2.04	2.31	(4.49)	(13.21)	(3.58)
Park Bancorp, Inc.	93.81	71.89	21.92	9.70	4.65	1.32	3.33	(2.49)	(5.95)	0.89
WVS Financial Corp.	125.12	85.07	40.05	11.31	3.20	1.52	1.68	(34.40)	(11.31)	17.98
Central Bancorp, Inc.	101.85	110.00	(8.15)	9.46	5.10	2.08	3.02	(10.11)	(14.94)	(8.87)

Source: Fullerton FSA; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 16

Balance Sheet Composition

As of the Latest Twelve Months Ended March 31, 2011

	As a Percent of Total Assets
	Cash & Securities	Net Loans	Real Estate	Intang. Assets	Other Assets	Total Deposits	Borrowed Funds	Other Liabs.	Total Liabs.	Total Equity
Fullerton FSA	59.92	30.01	4.40	0.00	5.67	86.42	0.00	0.84	87.26	12.75

Comparative Group Average	32.25	63.83	0.82	0.08	5.31	72.66	15.49	0.95	89.11	10.89
Comparative Group Median	25.08	67.96	0.67	0.00	5.33	71.64	15.96	0.86	90.39	9.61

All Public Thrift Average	27.81	66.10	0.76	0.70	5.29	73.01	13.84	1.18	88.04	11.96
All Public Thrift Median	25.08	68.28	0.38	0.06	4.71	72.87	13.19	0.87	88.93	11.07

Comparative Group
BCSB Bancorp, Inc.	33.98	60.19	0.35	0.01	5.77	86.95	2.72	2.25	91.92	8.08
OBA Financial Services, Inc.	15.37	79.37	0.03	0.00	5.33	60.59	15.96	0.73	77.28	22.72
Broadway Financial Corporation	11.19	82.51	1.07	0.00	5.99	71.51	20.56	1.10	93.17	6.83
CMS Bancorp, Inc.	25.03	72.58	NA	0.00	2.52	75.98	14.00	1.24	91.23	8.77
First Federal of Northern Michigan Bancorp, Inc.	22.73	70.64	NA	0.26	5.27	72.52	15.67	0.91	89.09	10.91
WSB Holdings, Inc.	34.71	57.36	1.45	0.00	7.50	68.18	18.57	0.46	87.21	12.79
First Bancshares, Inc.	44.97	48.93	2.66	0.05	4.05	85.30	4.68	0.46	90.44	9.56
Park Bancorp, Inc.	25.08	65.28	0.99	0.00	9.61	70.47	20.42	1.00	91.89	8.11
WVS Financial Corp.	77.17	21.30	0.00	0.00	1.74	71.76	15.96	0.81	88.54	11.46
Central Bancorp, Inc.	NA	80.20	0.03	0.46	NA	63.38	26.39	0.56	90.34	9.66

Source: Fullerton FSA; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 17

Regulatory Capital, Credit Risk, and Loan Composition

As of or for the Latest Twelve Months Ended March 31, 2011

	Tier 1 Leverage Capital Ratio	Tier 1 Risk- based Capital	Total Risk- based Capital	NPLs/ Loans	Total NPAs/ Assets	Resrvs./ NPAs	Resrvs./ Loans	Resid. Mtgs./ Loans	Other Real Est. Mtgs./ Loans	Nonmtg. Loans/ Loans
Fullerton FSA	8.53	21.42	22.68	5.39	1.64	34.01	1.82	100.00	0.00	0.00

Comparative Group Average	10.22	16.84	17.87	8.48	6.94	36.20	2.25	49.94	44.87	5.19
Comparative Group Median	10.05	16.39	17.53	7.92	6.65	30.74	1.51	50.70	44.18	4.53

All Public Thrift Average	10.52	16.91	18.00	4.99	4.11	62.09	1.88	49.46	39.97	10.57
All Public Thrift Median	9.84	15.28	16.20	3.43	2.62	38.73	1.61	47.48	40.60	11.93

Comparative Group
BCSB Bancorp, Inc.	10.10	15.22	16.09	2.41	1.81	44.31	1.32	49.86	46.88	3.26
OBA Financial Services, Inc.	16.38	23.68	24.38	1.18	0.97	63.16	0.77	54.20	34.48	11.32
Broadway Financial Corporation	8.99	12.12	13.40	16.60	15.38	28.64	5.11	20.20	76.66	3.14
CMS Bancorp, Inc.	7.74	15.55	16.24	NA	NA	NA	0.65	66.08	22.28	11.64
First Federal of Northern Michigan Bancorp, Inc.	9.99	15.26	16.52	4.81	4.92	24.85	1.71	51.53	41.48	6.99
WSB Holdings, Inc.	10.39	17.46	18.72	14.88	10.18	23.41	4.06	37.73	60.65	1.62
First Bancshares, Inc.	9.01	18.15	19.37	NA	NA	NA	2.56	58.71	35.49	5.80
Park Bancorp, Inc.	7.85	14.11	15.37	11.03	8.39	32.85	4.11	73.92	25.64	0.44
WVS Financial Corp.	11.04	19.63	20.10	NA	NA	NA	1.25	38.59	54.56	6.85
Central Bancorp, Inc.	10.66	17.22	18.53	NA	NA	NA	0.99	48.60	50.61	0.79

Source: Fullerton FSA; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

III. MARKET VALUE ADJUSTMENTS

General Overview

This concluding chapter of the Appraisal identifies certain additional adjustments to the Association’s estimated pro forma market value relative to the Comparative Group selected in Chapter II. The adjustments discussed in this chapter are made from the viewpoints of potential investors, which would include depositors holding subscription rights and unrelated parties who may purchase stock in a community offering. It is assumed that these potential investors are aware of all relevant and necessary facts, as they would pertain to the value of the Association relative to other publicly traded thrift institutions and relative to alternative investments.

Our appraised value is predicated on a continuation of the current operating environment for the Association and thrift institutions in general. Changes in the Association’s operating performance along with changes in the local and national economy, the stock market, interest rates, the regulatory environment, and other external factors may occur from time to time, often with great unpredictability, which could impact materially the pro forma market value of the Association or thrift stocks in general. Therefore, the Valuation Range provided herein is subject to a more current re-evaluation prior to the actual completion of the Merger.

In addition to the comparative operating fundamentals discussed in Chapter II, it is important to address additional market value adjustments based on certain financial and other criteria, which include, among other factors:

(1)	Earnings Prospects

(2)	Financial Condition

(3)	Market Area

(4)	Management

(5)	Dividend Policy

FELDMAN FINANCIAL ADVISORS, INC.

(6)	Liquidity of the Issue

(7)	Subscription Interest

(8)	Stock Market Conditions

(9)	Recent Acquisition Activity

(10)	New Issue Discount

(11)	Effect of Government Regulations and Regulatory Reform

Earnings Prospects

Earnings prospects are dependent upon the sensitivity of asset yields and liability costs to changes in market interest rates, the credit quality of assets, the stability of non-interest components of income and expense, and the ability to leverage the balance sheet. Each of the foregoing is an important factor to investors in assessing earnings prospects.

The Association derives its income mainly from the difference or “spread” between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Due to both the relative size and structure of the Association’s balance sheet, with its reliance on investments as earning assets as opposed to loans like most traditional financial institutions, the Association’s profitability in recent years has been negatively impacted by the decline in interest rates, which has led to a shrinking of the Association’s net interest margin. The Association has not reported a profit for a fiscal year since 2006. The Association’s ROA was a negative 1.75% and a negative 1.60%, respectively, for fiscal 2010 and 2009. For the first three months of 2011, the Association reported an annualized ROA of 0.09%. This slight profit was due to the Association recording a gain on sale related to investment property sold. The Association’s net interest margin has declined over the past few years and is below the industry norm due to a low yield on earning assets mentioned earlier in the report. As the Association’s net interest margin has declined, the Association’s efficiency ratio has deteriorated.

FELDMAN FINANCIAL ADVISORS, INC.

While the Association would receive additional capital to invest assuming a pro forma stock offering, the Association has limited investment options due to the lack of lending at the Association and the return on short-term investments would not alter the course of the Association’s decline in earnings in any meaningful fashion. In additional, any reinvestment returns from the pro forma offering proceeds would be more than offset by the added expenses associated with the stock benefit plans.

Benefits Derived From Conversion Merger. Through the Conversion Merger with Fairmount, the Association can expect to benefit from certain cost savings and potential earning synergies that can be derived through the Association’s ability to offer its customers a wider range of products and services. The benefits will impact the Association’s profitability in both the short and long-term.

While the Association’s pro forma profitability ratios are expected to continue to trail the Comparative Group’s performance in the near term as the Association’s small size makes it more difficult to improve earnings performance, benefits from the Conversion Merger will enhance the Association’s earnings prospects. Therefore, we believe no adjustment is warranted for the Association’s earnings growth prospects.

Financial Condition

As noted in Chapter II, with total assets of $9.0 million, the Association is significantly smaller than the Comparative Group median of $301.7 million. In addition, the Association has a much lower level of net loans as a percentage of total assets at 30.0% compared to the Comparative Group median of 68.0%.

FELDMAN FINANCIAL ADVISORS, INC.

The Association has a higher level of deposits and a lower reliance on borrowed funds as compared to the Comparative Group. As a percentage of total assets, the Association has a deposit ratio of 86.4% and borrowings to assets ratio of 0.0% compared to the Comparative Group medians of 71.6% and 16.0%, respectively.

The Association’s equity to assets ratio of 12.8% exceeds the Comparative Group median of 9.6%. Assuming the addition of proceeds from a pro forma stock offering, the Association is projected to raise its equity to assets ratio of 13.7%. The Association has no intangible assets.

Typically, an area of importance for investors is the level of non-performing assets and the level of allowance for loan losses as compared to the level of non-performing assets, particularly in today’s environment of high levels of non-performing loans. The Association’s level of non-performing assets as a percentage of total assets at 1.64% is below the Comparative Group median of 6.65%. The Association’s level of reserves as a percentage of loans at 1.82% is above the Comparative Group median of 1.51%. These facts are tempered though by the low level of loans as a percentage of total assets mentioned previously.

The Association has a much lower level of loans as a percentage of total assets as compared to the Comparative Group. While the Association’s resulting capital level after the conversion would on a pro forma basis be higher than the Comparative Group median, the actual level of equity would remain very small, due to the Association’s small size. Taken a whole, we believe that a slight downward adjustment is warranted for financial condition.

FELDMAN FINANCIAL ADVISORS, INC.

Market Area

The Association’s primary market area is the Baltimore County region. The members of the Comparative Group were drawn from across the United States. The selection criteria parameters produced three public thrifts (BCSB Bancorp, OBA Financial Services and WSB Holdings) operating in the state of Maryland. Two others operate in the Mid-Atlantic region (WVS Financial in Pennsylvania and CMS Bancorp in New York). The market areas encompassing the Comparative Group companies include metropolitan areas such as Baltimore, Pittsburgh, Los Angeles and Chicago, along with smaller metropolitan areas.

Demographic data for the Association’s local market reflects a trend of income growth comparable to the United States and Maryland as a whole, but with a slightly lower population growth prospects. We do not believe that the market area conditions overall are notably different from those facing the Comparative Group. In recognition of these factors, we believe that no adjustment is warranted for market area.

Management

Due to the Association’s small size, management consists of one single Executive Vice President. The Association only has two other part-time employees. While the current executive has significant banking experience, there is no managerial depth to help turn around the prospects of the Association. Management’s principal challenge is generating profitability with limited resources based upon the Association’s small size. The Association competes in an increasingly competitive financial services environment while dealing with a declining net interest margin and low levels of loans as a percentage of total assets. The lack of a full management team inhibits the Association’s ability to deal with these structural issues. We believe that investors would take these factors into account. Based on these considerations, we believe a downward adjustment is warranted based on limited size of the management team.

FELDMAN FINANCIAL ADVISORS, INC.

Dividend Policy

Based upon the capital levels of the Association assuming the pro forma stock offering, the Association would have sufficient capital levels to pay a dividend, but lack of earnings might preclude management from contemplating paying any dividends. In addition, the small size of the capital base on a relative basis would also be a consideration when considering the possibility of paying dividends.

Only two of the ten members of the Comparative Group companies currently pay dividends. The median dividend yield of the Comparative Group was 0.00% as of May 27, 2011, below the median All Public Thrift dividend yield of 1.06%. We believe that no adjustment is warranted for this factor.

Liquidity of the Issue

All ten members of the Comparative Group are listed on NASDAQ. Most publicly traded thrift stocks continue to be traded on the NASDAQ. Assuming a stand-alone conversion for the Association, we assume the Association would trade on the OTC Bulletin Board or Pink Sheets based on its total market capitalization, significantly hampering the liquidity of any shares issued as compared to the Comparative Group. Thus, we believe that a downward adjustment is necessary to address this factor.

FELDMAN FINANCIAL ADVISORS, INC.

Subscription Interest

Until the downturn in the housing market and the related tightening of both the credit and capital markets, initial public offerings (“IPOs”) of thrift stocks had attracted a great deal of investor interest. As recently as 2007, there were 26 total completed conversions. The total number fell to ten for 2008 and only six in 2009. Conversion activity has experienced a turnaround in 2010, with 24 transactions completed in 2010 and 12 through May 27, 2011. 2010. Of the 24 completed transactions in 2010, twelve were standard conversions and twelve were second-step conversion transactions. Of the 12 completed transactions in 2010, five were standard conversions, six were second-step conversion transactions and one was a mutual holding company (“MHC”) conversion.

There have been a total of seventeen standard conversions closed during 2010 and the first five months of 2011. These offerings had a median offer price as a percent of pro forma book value and tangible book value was 53.6% and 54.2%, respectively. Of these seventeen transactions, fifteen are trading above their initial offer price with a median price increase of 35.0%. Eight of these seventeen transactions were related to companies whose stock is traded on the OTC Bulletin Board, which would be the exchange for the Association assuming a stand-alone conversion. These offerings had a median offer price as a percent of pro forma book value and tangible book value of 46.8% and 47.0%, respectively. Of these eight transactions, seven are trading above their initial offer price with a median price increase of 20.0%.

Based on this recent experience with standard conversions, we believe no adjustment is appropriate for subscription interest for the Association’s pro forma offering.

FELDMAN FINANCIAL ADVISORS, INC.

Stock Market Conditions

Table 18 graphically displays the performance of the SNL Thrift Index of all publicly traded thrifts and the SNL Thrift < $250M Index as compared to the Standard & Poor’s 500-Stock Index (“S&P 500”) since year-end 2006. Both the SNL Thrift Index and the SNL Thrift < $250M Index have greatly underperformed the broader stock index, declining 69.6% and 37.4%, respectively, as compared to a decrease of 6.2% for the S&P 500, during the period from December 31, 2006 to May 27, 2011. Since December 31, 2009, the All Thrift Public Index has declined 5.1% while the SNL Thrift < $250M Index has declined 4.0%. This compares to an increase of 19.4% for the S&P 500 over the same period. The decline is stock values reflects the problems in the housing industry and the related credit crunch.

After reporting near record earnings of $15.9 billion in 2006, earnings of thrift industry institutions began to suffer as the housing market turned negative and the industry recorded losses of $0.6 billion in 2007 and a significant loss of $15.8 billion in calendar 2008 and a loss of $33.7 million in 2009. The problems in the housing industry also had a significant negative effect on asset quality measures.

In 2010, the thrift industry reported its first profitable year since 2006, reporting net income of $6.6 billion. Profitability, as measured by ROA, was 0.71% for the year 2010, an improvement from 0.00% in 2009 and negative 1.17% in 2008. Earnings improvement over the year was primarily due to higher net interest margins and lower loan loss provisions. These improvements were partially offset by lower gains on the sale of assets held for sale and higher taxes.

FELDMAN FINANCIAL ADVISORS, INC.

On May 26, 2011, the OTS reported that for the first quarter of calendar 2011, the industry recorded profits of $1.4 billion or 0.6% of average assets, the seventh consecutive quarter of profitability for the industry. Asset quality improved slightly, as troubled assets (noncurrent loans and repossessed assets) were 3.09% of assets at the end of the first quarter, down from 3.26% at the end of the previous quarter and 3.28% one year earlier. The number of problem thrifts, those with examination ratings of 4 or 5, increased to 60 at the end of the first quarter, from 58 at the end of the previous quarter and 50 a year earlier. OTS regulated thrifts continued to be strongly capitalized with 91.2% of the industry reporting capital exceeding “well-capitalized” regulatory standards. While we continue to believe that the industry faces an uncertain operating environment and thrifts continue to deal with high levels of problem assets, we believe that no adjustment is necessary, as the market for small thrifts has slightly outperformed the overall thrift stock market in recent periods as shown in Table 18.

Recent Acquisition Activity

Acquisition speculation is one factor underpinning the prices of newly converted thrifts in the after-market and existing trading companies. Table 19 summarizes recent acquisition activity involving banks and thrifts based in Maryland. Since January 1, 2008, there have been four acquisitions involving Maryland financial institutions, including one thrift. For the four deals announced since 2008, the median price to book ratio was 62.0%.

We do not believe any adjustment is necessary for acquisition activity, and any speculative interest may be reflected to some degree in the general trading values of thrift stocks and encompass members of the Comparative Group as well.

FELDMAN FINANCIAL ADVISORS, INC.

New Issue Discount

A “new issue” discount that reflects investor concerns and investment risks inherent in all IPOs is a factor to be considered for purposes of valuing converting thrifts. The magnitude of the new issue discount typically expands during periods of declining thrift stock prices, as investors require larger inducements, and narrows during strong market conditions. The thrift conversion market continues to respond to the after-market performance of recent offerings.

Table 20 presents a summary of thrifts that have completed standard conversion tock offerings since January 1, 2009. There were a total of three standard conversion stock offerings during 2009, twelve in 2010 and five so far in 2011. Of these twenty transactions, ten of them were for companies whose stocks were to be listed on the OTC Bulletin Board (“OTCBB”), similar to the Association, assuming a stand-alone conversion. Of the twelve stock offerings completed during 2010 and the five completed so far in 2011, the median first day price increase was 8.3%. Limiting this to companies traded OTCBB, the median first day price increase was 0.0%. There have been four standard conversions of Maryland based thrifts since January 1, 2008. These four deals had a median price-to-book ratio of 48.8% and a median first day price increase of 8.3%

We also note that as part of the Agreement, Fullerton depositors will be able to purchase Fairmount stock at a 15% discount to Fairmount’s current market price. Based upon the above information, we believe no adjustment is warranted for new issue discount.

FELDMAN FINANCIAL ADVISORS, INC.

Effect of Government Regulations and Regulatory Reform

As a fully converted stock thrift insured by the FDIC and supervised by its primary regulator, the Association will continue to operate in the same regulatory environment that is substantially similar to that faced by the Comparative Group companies. As of March 31, 2011, the Association was considered well capitalized, similar to all the members of the Comparative Group.

The recently adopted Dodd-Frank Wall Street Reform and Consumer Protection Act imposes new restrictions and an expanded framework of regulatory oversight for financial institutions and their holding companies, including Fullerton Federal Savings Association. Under the new law, Fullerton’s primary regulator, the Office of Thrift Supervision, will be eliminated and existing federal thrifts will be subject to regulation and supervision by the Office of Comptroller of the Currency, which currently supervises and regulates all national banks. Savings and loan holding companies will be regulated by the Federal Reserve Board, which will have the authority to promulgate new regulations governing the Association that will impose additional capital requirements and may result in additional restrictions on investments and other holding company activities. The law also creates a new consumer financial protection bureau that will have the authority to promulgate rules intended to protect consumers in the financial products and services market. The creation of this independent bureau could result in new regulatory requirements and raise the cost of regulatory compliance. The federal preemption of state laws currently accorded federally chartered financial institutions will be reduced. In addition, regulation mandated by the new law could require changes in regulatory capital requirements, loan loss provisioning practices, and compensation practices, which may have a material impact on operations. Because the regulations under the new law have not been

FELDMAN FINANCIAL ADVISORS, INC.

promulgated, the full impact of the legislation is uncertain. Therefore, given these factors, we believe that no adjustment is necessary for the effect of government regulations and regulatory reform.

Adjustments Conclusion

Based upon our analysis, we believe that a downward adjustment is necessary for both management and liquidity and slight downward adjustment is necessary for financial condition. Currently, converting thrifts are often valued at substantial discounts to peer institutions relative to price-to-book ratios, but at lesser discounts to the comparable institutions’ price-to-earnings ratios. It is the role of the appraiser to balance the relative dynamics of price-to-book and price-to-earnings discounts and premiums. Due to the lack of earnings at the Association, the price-to-book ratio is the most important guide in determining a value.

Valuation Approach

In determining the estimated pro forma market value of the Association, we have employed the comparative company approach and considered the following pricing ratios: price-to-earnings per share (“P/E”), price-to-book value per share (“P/B”), price-to-tangible book value per share (“P/TB”), and price-to-assets (“P/A”). As the Association is experiencing negative earnings, we have not given any weight to the P/E approach, as it does not present any meaningful benchmark. As such, we have relied primarily on the P/B and P/TB ratios as a pricing guideline.

Table 21 displays the market price valuation ratios of the Comparative Group as of May 27, 2011. Medians for the All Public Thrift aggregate are also shown in Table 21. Table 21 also includes the pro forma valuation ratios attributable to the Association as compared to the Comparative Group. Exhibit IV displays the pro forma assumptions and calculations utilized in

FELDMAN FINANCIAL ADVISORS, INC.

analyzing the Association’s valuation ratios. In reaching our conclusions of the Valuation Range, we evaluated the relationship of the Association’s pro forma valuation ratios relative to the Comparative Group valuation data and recent thrift IPO valuations.

Investors continue to make decisions to purchase thrift conversion stocks and more seasoned thrift issues based upon consideration of core earnings profitability and P/B and P/TB comparisons. The P/B and P/TB ratios are an important valuation ratio in the current thrift stock environment and were a key focus in developing our estimate of the Association’s pro forma market value, due to the Association’s lack of earnings. The Association’s net income for the twelve months ending March 31, 2011 was a loss of $166,000 and reflected an ROA of a negative 1.81%.

The median P/B ratio for the Comparative Group was 56.8%. In comparison, the All Public Thrift median P/B ratio was 80.4%. In consideration of the foregoing factors along with the additional adjustments discussed in this chapter, we have determined a pro forma price-to-book and price-to-tangible book ratio of 48.1% for the Association, which reflects an aggregate midpoint value of $600,000 based on the assumptions summarized in Exhibit IV. Employing a range of 15% above and below the midpoint, the resulting minimum value of $510,000 reflects a 43.7% P/B ratio and the resulting maximum value of $690,000 reflects a 52.0% P/B ratio. The adjusted maximum, an additional 15.0% above the maximum, is positioned at $793,500 and a P/B ratio of 56.0%.

FELDMAN FINANCIAL ADVISORS, INC.

Table 18

Comparative Stock Index Performance

December 31, 2006 to May 27, 2011

(Index Value 100 = 12/31/06)

FELDMAN FINANCIAL ADVISORS, INC.

Table 19

Summary of Recent Maryland Acquisition Activity

Transactions Announced Since January 1, 2008

				Seller’s Prior Financial Data							Offer Value to
Buyer	State	Seller	B/T (1)	Total Assets ($Mil.)	Equity/ Assets (%)	YTD ROA (%)	YTD ROE (%)	Date Anncd.	Status (2)	Offer Value ($Mil.)	Book Value (%)	Tang. Book (%)	LTM EPS (x)	Total Assets (%)
Average				2,301.5	7.03	(1.18)	(15.73)			235.5	50.4	68.9	NA	3.87

Median				348.1	7.08	(0.41)	(4.52)			210.9	62.0	65.5	NA	4.52

Old Line Bancshares, Inc.	MD	Maryland Bankcorp, Inc.	T	348.1	8.73	(0.55)	(6.40)	09/01/10	P	19.8	65.0	65.0	NM	5.7

Capital Funding Bancorp, Inc	MD	AmericasBank Corp.	B	145.9	5.25	(3.94)	(54.40)	04/03/09	P	0.3	3.5	3.5	NM	0.2

M&T Bank Corporation	NY	Provident Bankshares Corporation	B	6,410.5	8.46	(0.26)	(2.64)	12/18/08	P	402.0	74.1	141.0	NM	6.3

Capital One Financial Corporation	VA	Chevy Chase Bank, F.S.B.	B	NA	5.69	0.03	0.52	12/03/08	P	520.0	58.9	66.0	NM	3.4

(1)	B=bank; T=thrift.
(2)	P=pending; C=completed.

Source: SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Table 20

Summary of Recent Standard Conversions

Transactions Completed Since January 1, 2009

						Pro Forma Ratios					After-Market Trading
					Gross	Price/	Price/	Price/		5/27/11	Price Change			Change
Company	State	Stock Exchange	Conv. Date	Total Assets ($Mil.)	Offering Proceeds ($Mil.)	Book Value (%)	Tang. Book (%)	LTM EPS (x)	IPO Price ($)	Closing Price ($)	One Day (%)	One Week (%)	One Month (%)	Thru 5/27/11 (%)
Standard — Average				335.3	35.1	51.5	52.0	24.7	NA	NA	10.3	9.5	11.0	33.9
Standard — Median				195.6	16.6	51.6	53.9	22.5	NA	NA	4.0	7.5	9.9	35.0

Average — OTC				95.7	7.9	48.5	48.5	28.1	10.0	12.8	3.6	5.0	6.0	27.5
Median — OTC				79.0	7.0	47.2	47.2	23.7	10.0	12.0	0.0	5.0	5.0	20.0

Standard Offerings
Franklin Financial Corporation	VA	NASDAQ	04/28/11	980.7	138.9	58.0	58.0	NM	10.00	11.96	19.7	18.5	19.6	19.6
Sunshine Financial Inc.	FL	OTCBB	04/06/11	149.9	12.3	49.5	50.0	49.4	10.00	11.00	12.5	13.5	15.0	10.0
Fraternity Community Bancorp, Inc.	MD	OTCBB	04/01/11	169.7	15.9	53.6	53.6	NM	10.00	10.25	12.6	11.7	10.0	2.5
Anchor Bancorp	WA	NASDAQ	01/26/11	522.2	25.5	37.7	37.7	38.5	10.00	9.55	0.0	0.0	4.5	(4.5)
Wolverine Bancorp, Inc.	MI	NASDAQ	01/20/11	307.6	25.1	40.2	40.2	NM	10.00	14.93	24.5	20.0	35.0	49.3
SP Bancorp, Inc.	TX	NASDAQ	11/01/10	221.6	17.3	55.9	55.9	NM	10.00	11.62	(6.0)	(6.2)	(9.9)	16.2
Madison Bancorp, Inc.	MD	OTCBB	10/07/10	150.7	6.1	44.0	44.0	NM	10.00	10.50	NA	NA	NA	5.0
Standard Financial Corp.	PA	NASDAQ	10/07/10	395.8	34.8	49.4	57.0	10.7	10.00	15.36	19.0	18.5	29.5	53.6
Century Next Financial Corporation	LA	OTCBB	10/01/10	90.7	10.6	61.5	61.5	21.4	10.00	16.00	NA	15.0	10.0	60.0
United American Savings Bank	PA	OTCBB	08/06/10	60.2	3.0	54.2	54.2	23.7	10.00	13.50	0.0	(5.0)	5.0	35.0
Peoples Federal Bancshares, Inc.	MA	NASDAQ	07/07/10	487.7	66.1	65.2	65.2	27.8	10.00	13.85	4.0	7.5	4.2	38.5
Fairmount Bancorp, Inc.	MD	OTCBB	06/03/10	67.3	4.4	44.0	44.0	10.1	10.00	16.50	NA	5.0	10.0	65.0
Harvard Illinois Bancorp, Inc.	IL	OTCBB	04/09/10	157.2	7.8	43.1	43.1	NM	10.00	9.27	0.0	0.0	(1.0)	(7.3)
OBA Financial Services, Inc.	MD	NASDAQ	01/22/10	357.9	46.3	59.4	59.4	NM	10.00	14.89	3.9	1.5	3.0	48.9
OmniAmerican Bancorp, Inc.	TX	NASDAQ	01/21/10	1,006.3	119.0	62.0	62.0	NM	10.00	14.83	18.5	14.0	9.9	48.3
Versailles Financial Corporation	OH	OTCBB	01/11/10	41.6	4.3	40.5	40.5	36.0	10.00	13.00	0.0	0.0	0.0	30.0
Athens Bancshares Corporation	TN	NASDAQ	01/07/10	246.0	26.8	58.0	58.8	13.9	10.00	13.50	16.0	15.0	10.6	35.0
Territorial Bancorp Inc.	HI	NASDAQ	07/13/09	1,223.8	122.3	60.1	60.2	15.9	10.00	19.79	49.9	47.2	48.0	97.9
St. Joseph Bancorp, Inc.	MO	OTCBB	02/02/09	19.4	3.8	46.3	46.3	NM	10.00	11.00	0.0	0.0	0.0	10.0
Hibernia Homestead Bancorp, Inc.	LA	OTCBB	01/28/09	50.2	11.1	48.1	48.1	NM	10.00	16.50	0.0	5.0	5.0	65.0

Source: SNL Financial.

FELDMAN FINANCIAL ADVISORS, INC.

At the midpoint, the Association’s pro forma P/B ratio of 48.1% reflects a 15.3% discount to the Comparative Group median of 56.8% and a 40.1% discount to the All Public Thrift median of 80.4%. At the minimum, the Association’s pro forma P/B ratio of 43.7% reflects a 23.1% discount to the Comparative Group median and a 45.7% discount to the All Public Thrift median. At the maximum, the Association’s pro forma P/B ratio of 52.0% reflects an 8.4% discount to the Comparative Group median and a 35.3% discount to the All Public Thrift median.

The median P/TB ratio for the Comparative Group was 56.9%. In comparison, the All Public Thrift median P/B ratio was 84.5%. The Association’s pro forma midpoint P/TB ratio of 48.1% reflects a 15.5% discount to the Comparative Group median P/B ratio and a 43.0% discount to the All Public Thrift. At the maximum, the Association’s pro forma P/TB ratio of 52.0% reflects an 8.6% discount to the Comparative Group median and a 38.4% discount to the All Public Thrift median. At the minimum, the Association’s pro forma P/TB ratio of 43.7% reflects a 23.3% discount to the Comparative Group median and a 48.3% discount to the All Public Thrift median.

Based on the P/A measure, the Association’s pro forma midpoint of $600,000 reflects a corresponding valuation ratio of 6.6%, ranging from 5.7% at the minimum to 7.5% and 8.6% at the maximum and adjusted maximum, respectively. Pricing at the midpoint, the P/A ratio is at a 7.9% premium to the Comparative Group median of 6.1%, and a 23.9% discount to the All Public Thrift median of 8.7%.

FELDMAN FINANCIAL ADVISORS, INC.

Valuation Conclusion

It is our opinion that, as of May 27, 2011, the aggregate estimated pro forma market value of the Association on a fully converted basis was within the Valuation Range of $510,000 to $690,000 with a midpoint of $600,000. The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase to establish the maximum. An additional 15% increase above the maximum results in an adjusted maximum of $793,500. Exhibit IV displays the assumptions and calculations utilized in determining the Association’s estimated pro forma market value on a fully converted basis.

FELDMAN FINANCIAL ADVISORS, INC.

Table 21

Pro Forma Comparative Valuation Analysis

Fullerton and the Comparative Group

Computed from Market Price Data as of May 27, 2011

Company	Closing Stock Price ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	Current Dividend Yield (%)
Fullerton FSA
Pro Forma Minimum	$10.00	0.5	NM	NM	43.7	43.7	5.67	12.98	12.98	0.00
Pro Forma Midpoint	$10.00	0.6	NM	NM	48.1	48.1	6.61	13.74	13.74	0.00
Pro Forma Maximum	$10.00	0.7	NM	NM	52.0	52.0	7.54	14.48	14.48	0.00
Pro Forma Maximum, Adjusted	$10.00	0.8	NM	NM	56.0	56.0	8.58	15.32	15.32	0.00

Comparative Group Average	NA	23.3	35.2	35.4	59.2	59.9	6.59	10.89	10.82	0.29
Comparative Group Median	NA	18.4	30.0	30.0	56.8	56.9	6.12	9.61	9.38	0.00

All Public Thrift Average (1)	NA	341.9	15.5	15.4	79.5	86.2	9.53	11.96	11.25	1.60
All Public Thrift Median (1)	NA	68.3	14.8	14.2	80.4	84.5	8.68	11.07	10.00	1.06

Comparative Group
BCSB Bancorp, Inc.	$14.00	44.7	NM	47.3	88.6	88.7	7.15	8.08	8.07	0.00
OBA Financial Services, Inc.	$14.89	68.9	NA	NA	85.2	85.2	19.36	22.72	22.72	0.00
Broadway Financial Corporation	$2.35	4.1	NM	NM	25.1	25.1	0.89	6.83	6.83	0.00
CMS Bancorp, Inc.	$9.80	18.3	NM	NM	84.5	84.5	7.41	8.77	8.77	0.00
First Federal of Northern Michigan Bancorp, Inc.	$3.43	9.9	49.0	NM	42.1	43.1	4.59	10.91	10.68	0.00
WSB Holdings, Inc.	$3.03	24.2	NM	NM	46.2	46.2	5.92	12.79	12.79	0.00
First Bancshares, Inc.	$6.08	9.4	NM	NM	48.3	48.6	4.62	9.56	9.51	0.00
Park Bancorp, Inc.	$3.69	4.4	NM	NM	26.1	26.1	2.12	8.11	8.11	0.00
WVS Financial Corp.	$9.00	18.5	30.0	30.0	65.3	65.3	7.49	11.46	11.46	1.78
Central Bancorp, Inc.	$18.00	30.3	26.5	28.8	80.9	86.0	6.33	9.66	9.25	1.11

(1)	Excludes mutual holding companies and companies subject to announced acquisitions.

Source:	Fullerton FSA; SNL Financial; Feldman Financial.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit I

Background of Feldman Financial Advisors, Inc.

Overview of Firm

Feldman Financial Advisors provides consulting and advisory services to financial institutions and mortgage companies in the areas of corporate valuations, mergers and acquisitions, strategic planning, branch sales and purchases, developing and implementing regulatory business and capital plans, and expert witness testimony and analysis. Our senior staff members have been involved in the stock conversion process since 1982 and have valued more than 350 converting institutions.

Feldman Financial Advisors was incorporated in February 1996 by a group of consultants who were previously associated with CS First Boston and Kaplan Associates. Each of the principals at Feldman Financial Advisors has more than 10 years experience in consulting and all were officers of their prior firm. Our senior staff collectively has worked with more than 1,000 banks, thrifts and mortgage companies nationwide. The firm’s office is located in Washington, D.C.

Background of Senior Professional Staff

Trent Feldman - President. Trent is a nationally recognized expert in providing strategic advice to and valuing service companies, and advising on mergers and acquisitions. Trent was with Kaplan Associates for 14 years and was one of three founding principals at that firm. Trent also has worked at the Federal Home Loan Bank Board and with the California legislature. Trent holds Bachelors and Masters Degrees from the University of California at Los Angeles.

Peter Williams - Principal. Peter specializes in merger and acquisition analysis, stock and other corporate valuations, strategic business plans and retail delivery analysis. Peter was with Kaplan Associates for 13 years. Peter also served as a Corporate Planning and Development Analyst with the Wilmington Trust Company in Delaware. Peter holds a BA in Economics from Yale University and an MBA in Finance and Investments from George Washington University.

Michael Green - Principal. Mike is an expert in mergers and acquisition analysis, financial institution and corporate valuations, and strategic and business plans. During Mike’s 10 years at Kaplan Associates, his experience also included business restructurings, litigation support, mark-to-market analysis, and goodwill valuations. Mike holds a BA in Finance and Economics from Rutgers College.

Greg Izydorczyk - Senior Vice President. Greg specializes in merger and acquisition analysis and corporate valuations and also has experience in mark-to-market analysis and business plans. Greg was with Kaplan Associates for three years. Previous, Greg worked as a Senior Auditor for First Virginia Bank and Integra Financial and as a Financial Analyst with Airbus Industrie of N.A. Greg holds a BS in Finance from Pennsylvania State University and an MBA in Finance from the Katz Graduate School, University of Pittsburgh.

I-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-1

Statement of Financial Condition

As of December 31, 2009 and 2010 and March 31, 2011

(Dollars in Thousands)

	At March 31,	At December 31,
	2011	2010	2009
	(unaudited)
Assets
Cash and due from banks	$864	$771	$577
Interest-bearing deposits with banks	2,492	2,492	2,375
Federal funds sold	919	629	0

Cash and equivalents	4,275	3,892	2,952

Investment securities	198	200	0
Mortgage-backed securities	903	1,035	2,090

Loans, net of allowance for loan losses	2,693	2,843	2,957

Premises and equipment, net	417	423	422
Real estate held for investment	395	482	501
FHLB stock	17	17	17
Accrued interest receivable	2	2	2
Foreclosed real estate	0	0	0
Other assets	75	86	101
Total assets	$8,975	$8,980	$9,042

Liabilities and Retained Earnings
Liabilities:
Transaction accounts	$106	$113	$127
Money market deposit accounts	454	464	190
Savings accounts	3,302	3,342	3,246
Time deposits	3,895	3,852	4,106

Total deposits	7,757	7,770	7,667

Advances by borrowers for T&I	0	0	0
Borrowings	0	0	0
Other liabilities	75	68	60

Total liabilities	7,832	7,838	7,727

Retained earnings	1,144	1,142	1,315

Total liabilities and retained earnings	$8,975	$8,980	$9,042

Source: Fullerton, SNL Financial LLP

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-2

Statement of Operations

For the Years Ended December 31, 2009 and 2010

And the Three Months Ended March 31, 2010 and 2011

(Dollars in Thousands)

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010	2009
Interest Income
Loans	$37	$52	$168	$169
Mortgage-backed securities	4	15	30	116
Deposits and Investments	10	8	44	19

Total interest income	51	75	242	304

Interest Expense
Deposit accounts	$22	$31	$112	$154
Federal Home Loan Bank borrowings	0	0	0	0

Total interest expense	22	31	112	154

Net interest income	29	44	130	150
Provision for loan losses	0	0	0	0

Net interest income after provisions	29	44	130	150

Noninterest income
Fees and service charges	1	1	4	5
Gains on sale	63	40	40	0
Other	5	8	18	33

Total noninterest income	69	49	62	38

Noninterest expense
Salaries and employee benefits	27	51	207	195
Occupancy and equipment	21	20	76	75
Legal expense	31	0	0	0
Professional fees	5	5	20	20
Other	12	12	52	50

Total noninterest expense	96	88	355	340

Earnings (loss) before income tax benefit	2	5	(163)	(152)
Income tax benefit	0	(2)	(2)	(4)

Net earnings (loss)	$2	$7	($161)	($148)

Source: Fullerton, SNL Financial LLP

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-3

Loan Portfolio Composition

As of December 31, 2009 and 2010 and March 31, 2011

(Dollars in Thousands)

	At March 31,	At December 31,
	2011	2010	2009
		(in thousands)
Mortgage Loans
1-4 family dwellings	$2,743.0	$2,893.0	$3,007.0
Construction	0.0	0.0	0.0
Multifamily	0.0	0.0	0.0
Commercial	0.0	0.0	0.0

	2,743.0	2,893.0	3,007.0
Consumer	0.0	0.0	0.0

Less:
Net deferred loan fees	0.0	0.0	0.0
Allowance for loan losses	50.0	50.0	50.0

Total loans, net	$2,693.0	$2,843.0	$2,957.0

Source: Fullerton, SNL Financial LLP

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit II-4

Deposit Account Distribution

As of December 31, 2009 and 2010 and March 31, 2011

(Dollars in Thousands)

	at March 31,		at December 31,
	2011		2010	2009
	Amount	Percent of total	Amount	Percent of total	Amount	Percent of total
Checking accounts	$106	1.4%	$113	1.5%	$127	1.7%
Free Share accounts	$3,302	42.6	$3,342	43.0	$3,246	42.3
MMDA accounts	454	5.9	464	6.0	190	2.5

Total non-certificates	3,862	49.8	3,919	50.4	3,563	46.5

Certificates of deposit	3,895	50.2	3,852	49.6	4,106	53.5

Total deposits	$7,757	100.0%	$7,771	100.0%	$7,669	100.0%

Source: Fullerton, SNL Financial LLP

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III

Financial Performance and Market Valuation Data for All Public Thrifts

Based on Closing Market Prices as of May 27, 2011

Company	Ticker	State	Total Assets ($Mil.)	LTM ROA (%)	LTM ROE (%)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	Closing Price 5/27/11 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
All Public Thrifts (non-MHCs)
Alliance Bancorp, Inc. of Pennsylvania	ALLB	PA	472	0.34	2.77	18.15	18.15	10.94	59.9	39.1	38.4	69.8	69.8	12.68	1.46
Anchor Bancorp	ANCB	WA	510	NA	NA	12.18	12.18	9.55	24.4	NA	NA	39.2	39.2	4.77	—
Anchor BanCorp Wisconsin Inc.	ABCW	WI	3,581	(1.22)	(185.57)	(0.27)	(0.27)	0.81	17.6	NM	NM	NM	NM	0.50	—
Astoria Financial Corporation	AF	NY	17,707	0.46	7.14	7.14	6.16	14.37	1,415.1	15.3	15.1	111.9	131.1	7.99	3.62
Athens Bancshares Corporation	AFCB	TN	284	0.63	3.51	17.56	17.44	13.50	37.5	19.9	20.0	69.2	69.8	12.15	1.48
Atlantic Coast Financial Corporation	ACFC	FL	810	(1.70)	(27.55)	6.77	6.76	7.73	20.0	NM	NM	36.4	36.5	2.47	—
Bank Mutual Corporation	BKMU	WI	2,529	(2.29)	(19.83)	12.47	10.58	4.03	185.3	NM	NM	59.1	71.3	7.31	0.99
BankAtlantic Bancorp, Inc.	BBX	FL	4,471	(3.19)	(206.35)	(0.20)	(0.52)	0.78	48.9	NM	NM	NM	NM	1.09	—
BankFinancial Corporation	BFIN	IL	1,705	(0.37)	(2.24)	14.70	13.30	8.37	176.4	NM	NM	70.4	79.0	10.34	3.35
BankUnited, Inc.	BKU	FL	10,808	NA	4.49	13.29	12.74	27.77	2,700.3	45.5	20.1	187.9	197.4	24.98	2.02
BCSB Bancorp, Inc.	BCSB	MD	625	0.23	2.41	8.08	8.07	14.00	44.7	NM	47.3	88.6	88.7	7.15	—
Beacon Federal Bancorp, Inc.	BFED	NY	1,034	0.53	5.18	10.77	10.77	13.60	86.8	14.8	13.1	78.3	78.3	8.43	1.47
Berkshire Hills Bancorp, Inc.	BHLB	MA	2,885	0.47	3.39	13.52	8.02	22.04	369.8	23.0	18.4	79.8	142.9	10.78	2.90
BofI Holding, Inc.	BOFI	CA	1,736	1.29	14.76	8.19	8.19	15.00	155.3	8.2	8.6	113.2	113.2	8.97	—
Broadway Financial Corporation	BYFC	CA	477	0.16	2.42	6.83	6.83	2.35	4.1	NM	NM	25.1	25.1	0.89	—
Brookline Bancorp, Inc.	BRKL	MA	3,058	1.06	5.76	16.36	14.90	8.70	513.9	18.5	18.3	103.3	115.4	16.82	3.91
Cape Bancorp, Inc.	CBNJ	NJ	1,062	1.10	8.79	13.29	11.37	10.17	135.4	10.7	10.6	96.0	114.6	12.75	—
Capitol Federal Financial, Inc.	CFFN	KS	9,733	0.41	2.91	19.79	19.79	11.88	1,989.8	54.0	31.1	103.3	103.3	20.44	2.53
Carver Bancorp, Inc.	CARV	NY	744	(4.56)	(62.62)	4.42	4.40	0.59	1.5	NM	NA	15.9	16.1	0.20	—
Central Bancorp, Inc.	CEBK	MA	488	0.33	3.74	9.66	9.25	18.00	30.3	26.5	28.8	80.9	86.0	6.33	1.11
Central Federal Corporation	CFBK	OH	294	(2.97)	(49.25)	4.80	4.77	1.01	4.2	NM	NM	59.1	60.2	1.45	—
CFS Bancorp, Inc.	CITZ	IN	1,144	0.29	2.86	9.94	9.94	5.60	60.9	18.7	19.7	53.5	53.5	5.32	0.71
Chicopee Bancorp, Inc.	CBNK	MA	582	0.10	0.59	15.82	15.82	14.55	86.7	NM	186.4	94.6	94.6	14.96	—
Citizens Community Bancorp, Inc.	CZWI	WI	582	(1.26)	(13.85)	9.03	8.93	5.21	26.6	NM	NM	50.7	51.3	4.58	—
Citizens South Banking Corporation	CSBC	NC	1,041	(0.24)	(2.68)	8.86	8.72	4.60	52.9	NM	NM	73.8	75.4	5.19	0.87
CMS Bancorp, Inc.	CMSB	NY	246	0.09	1.08	8.77	8.77	9.80	18.3	NM	NM	84.5	84.5	7.41	—
Colonial Financial Services, Inc.	COBK	NJ	602	0.64	6.07	11.71	11.71	12.40	51.9	13.3	13.3	73.7	73.7	8.63	—
Community Financial Corporation	CFFC	VA	530	0.28	3.08	9.42	9.42	3.73	16.3	20.7	NA	43.3	43.3	3.14	—
Dime Community Bancshares, Inc.	DCOM	NY	4,143	1.05	13.32	8.14	6.88	13.83	483.1	10.8	10.5	142.3	170.5	11.58	4.05
Eagle Bancorp Montana, Inc.	EBMT	MT	335	0.75	4.94	15.82	15.82	10.90	44.5	17.3	17.3	84.1	84.1	13.30	2.57
Elmira Savings Bank, FSB	ESBK	NY	494	0.98	8.62	11.50	9.13	16.60	32.6	9.7	10.0	85.2	128.4	6.85	4.82
ESB Financial Corporation	ESBF	PA	1,925	0.80	9.02	8.79	6.73	11.35	168.8	11.4	11.4	99.0	131.9	8.73	2.94
ESSA Bancorp, Inc.	ESSA	PA	1,094	0.40	2.50	14.86	14.86	11.25	143.8	30.4	35.9	86.3	86.3	12.82	1.78
FedFirst Financial Corporation	FFCO	PA	339	0.16	1.04	17.50	17.18	14.94	44.7	NM	44.8	75.3	77.0	13.17	0.80
FFD Financial Corporation	FFDF	OH	211	0.69	7.78	8.89	8.89	14.95	15.1	10.5	10.5	80.8	80.8	7.18	4.55
Fidelity Bancorp, Inc.	FSBI	PA	685	0.07	1.00	7.29	6.92	8.90	27.3	NM	14.0	63.3	67.5	4.02	0.90
First Advantage Bancorp	FABK	TN	342	0.50	2.55	19.67	19.67	12.50	51.3	30.5	31.6	76.4	76.4	15.03	1.60

III-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III

Financial Performance and Market Valuation Data for All Public Thrifts

Based on Closing Market Prices as of May 27, 2011

Company	Ticker	State	Total Assets ($Mil.)	LTM ROA (%)	LTM ROE (%)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	Closing Price 5/27/11 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
First Bancshares, Inc.	FBSI	MO	204	(1.80)	(17.27)	9.56	9.51	6.08	9.4	NM	NM	48.3	48.6	4.62	—
First Capital, Inc.	FCAP	IN	449	0.83	7.85	10.76	9.66	16.75	46.7	12.4	12.3	96.8	109.2	10.40	4.54
First Clover Leaf Financial Corp.	FCLF	IL	576	0.65	4.81	13.54	11.63	7.00	NA	NA	NA	NA	NA	NA	—
First Defiance Financial Corp.	FDEF	OH	2,062	0.45	3.85	12.76	10.00	14.50	141.0	16.5	14.3	62.2	86.3	6.96	—
First Federal Bancshares of Arkansas, Inc.	FFBHD	AR	578	(1.01)	(15.78)	6.02	6.02	9.54	156.4	NM	NM	49.9	49.9	1.65	—
First Federal of Northern Michigan Bancorp, Inc.	FFNM	MI	215	0.09	0.84	10.91	10.68	3.43	9.9	49.0	NM	42.1	43.1	4.59	—
First Financial Holdings, Inc.	FFCH	SC	3,302	(0.37)	(3.88)	9.43	8.39	9.66	159.6	NM	NM	64.8	76.4	4.93	2.07
First Financial Northwest, Inc.	FFNW	WA	1,184	(2.78)	(19.17)	14.91	14.91	5.79	108.9	NM	NM	61.7	61.7	9.20	—
First PacTrust Bancorp, Inc.	FPTB	CA	835	0.30	2.33	16.25	16.25	15.59	151.7	67.8	NM	111.8	111.8	18.17	2.82
First Place Financial Corp.	FPFC	OH	3,153	(0.97)	(11.45)	8.01	7.75	1.46	25.3	NM	NM	13.6	14.3	0.81	—
First Savings Financial Group, Inc.	FSFG	IN	513	0.61	5.67	10.93	9.48	16.23	38.4	11.4	8.4	68.6	80.4	7.50	—
Flagstar Bancorp, Inc.	FBC	MI	13,017	(2.34)	(27.39)	9.50	9.50	1.41	781.0	NM	NM	79.1	79.1	6.12	—
Flushing Financial Corporation	FFIC	NY	4,317	0.91	10.13	9.13	8.76	13.16	413.1	10.4	9.8	104.7	109.5	9.56	3.95
Fox Chase Bancorp, Inc.	FXCB	PA	1,071	0.30	1.84	19.31	19.31	13.24	192.6	53.0	84.1	93.1	93.1	17.98	0.60
Franklin Financial Corporation	FRNK	VA	1,250	NA	0.08	10.43	10.43	11.96	171.1	NA	NA	NA	NA	NA	—
Hampden Bancorp, Inc.	HBNK	MA	575	0.33	2.03	16.15	16.15	13.40	91.1	46.2	44.6	98.1	98.1	15.84	0.90
Harleysville Savings Financial Corporation	HARL	PA	856	0.58	9.27	6.42	6.42	15.11	56.4	11.4	11.4	102.5	102.5	6.58	5.03
Heritage Financial Group, Inc.	HBOS	GA	952	0.25	2.22	12.75	12.31	11.93	103.9	51.9	NM	85.6	89.1	10.92	1.01
HF Financial Corp.	HFFC	SD	1,207	0.31	4.06	7.91	7.58	10.95	76.4	19.9	18.9	80.0	83.8	6.33	4.11
Hingham Institution for Savings	HIFS	MA	1,033	1.09	15.06	7.26	7.26	52.20	110.9	10.3	10.3	147.8	147.8	10.73	1.84
HMN Financial, Inc.	HMNF	MN	879	(2.87)	(31.81)	7.92	7.92	2.65	11.6	NM	NM	25.7	25.7	1.36	—
Home Bancorp, Inc.	HBCP	LA	700	0.66	3.50	18.93	18.73	14.90	120.5	24.0	18.8	90.9	92.1	17.20	—
Home Federal Bancorp, Inc.	HOME	ID	1,336	(0.39)	(2.30)	14.84	14.61	10.98	181.8	NM	NM	91.7	93.4	13.62	2.00
Home Federal Bancorp, Inc. of Louisiana	HFBL	LA	218	0.98	4.84	23.17	23.17	12.87	39.2	19.5	24.6	77.8	77.8	18.01	1.87
HopFed Bancorp, Inc.	HFBC	KY	1,074	0.26	2.57	10.08	10.02	7.99	58.6	17.8	55.7	65.0	65.5	5.55	4.01
Hudson City Bancorp, Inc.	HCBK	NJ	52,429	(0.28)	(3.02)	9.02	8.75	9.06	4,771.9	NM	NM	100.9	104.4	9.10	3.53
Jacksonville Bancorp, Inc.	JXSB	IL	308	0.77	7.09	11.88	11.09	12.75	24.6	10.5	11.7	67.2	72.6	7.98	2.35
Jefferson Bancshares, Inc.	JFBI	TN	578	(3.75)	(39.57)	9.67	9.34	3.50	23.2	NM	NM	41.6	43.2	4.02	—
Kaiser Federal Financial Group, Inc.	KFFG	CA	902	0.95	7.11	17.22	16.86	12.49	119.4	14.2	14.1	76.8	78.9	13.24	1.92
Louisiana Bancorp, Inc.	LABC	LA	324	0.79	3.96	18.79	18.79	15.39	55.3	21.1	22.6	91.5	91.5	17.19	—
LSB Financial Corp.	LSBI	IN	364	0.48	5.11	9.84	9.84	15.46	24.0	13.4	13.4	67.1	67.1	6.60	—
Mayflower Bancorp, Inc.	MFLR	MA	245	0.54	6.53	8.51	8.51	8.84	18.4	13.6	16.1	88.0	88.0	7.49	2.72
Meta Financial Group, Inc.	CASH	IA	1,183	0.88	12.43	6.16	6.07	13.88	43.3	4.6	4.5	59.3	60.3	3.66	3.75
MutualFirst Financial, Inc.	MFSF	IN	1,447	0.31	3.40	9.05	8.78	8.25	57.6	21.2	13.3	58.2	60.7	4.07	2.91
NASB Financial, Inc.	NASB	MO	1,337	0.49	4.20	12.70	12.53	12.24	96.3	13.8	15.9	56.7	57.6	7.20	—
New Hampshire Thrift Bancshares, Inc.	NHTB	NH	1,002	0.83	8.93	9.35	6.67	13.05	75.3	9.8	12.0	90.1	137.2	7.60	3.98
New York Community Bancorp, Inc.	NYB	NY	41,047	1.32	10.03	13.50	7.87	16.15	7,063.2	13.0	12.9	127.5	232.8	17.21	6.19
Newport Bancorp, Inc.	NFSB	RI	450	0.44	3.99	11.17	11.17	14.20	49.5	24.1	24.8	98.7	98.7	11.02	—

III-2

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III

Financial Performance and Market Valuation Data for All Public Thrifts

Based on Closing Market Prices as of May 27, 2011

Company	Ticker	State	Total Assets ($Mil.)	LTM ROA (%)	LTM ROE (%)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	Closing Price 5/27/11 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
North Central Bancshares, Inc.	FFFD	IA	460	0.39	3.58	10.85	10.72	16.95	23.0	18.6	18.6	57.7	58.7	5.10	0.24
Northwest Bancshares, Inc.	NWBI	PA	8,122	0.76	4.72	15.85	13.99	12.30	1,305.0	21.6	20.5	103.0	119.2	16.31	3.58
OBA Financial Services, Inc.	OBAF	MD	356	0.22	1.01	22.72	22.72	14.89	68.9	NA	NA	85.2	85.2	19.36	—
Ocean Shore Holding Co.	OSHC	NJ	861	0.63	5.29	11.81	11.81	12.43	90.7	15.9	15.8	89.1	89.1	10.53	1.93
OceanFirst Financial Corp.	OCFC	NJ	2,263	0.94	10.73	9.10	9.10	13.59	256.1	11.7	11.7	124.3	124.3	11.32	3.53
OmniAmerican Bancorp, Inc.	OABC	TX	1,335	0.15	0.82	14.86	14.86	14.83	175.6	NM	108.8	88.5	88.5	13.15	—
Oneida Financial Corp.	ONFC	NY	683	0.75	6.02	12.70	9.36	8.64	61.9	13.5	12.8	73.5	104.9	9.09	5.56
Oritani Financial Corp.	ORIT	NJ	2,557	0.71	3.10	25.28	25.28	12.50	702.5	39.1	39.1	108.7	108.7	27.47	3.20
Park Bancorp, Inc.	PFED	IL	208	(2.58)	(27.24)	8.11	8.11	3.69	4.4	NM	NM	26.1	26.1	2.12	—
Parkvale Financial Corporation	PVSA	PA	1,801	(0.83)	(12.20)	6.88	5.42	11.00	61.4	NM	9.0	66.7	95.5	3.47	0.73
Peoples Federal Bancshares, Inc.	PEOP	MA	529	(0.02)	(0.09)	22.04	22.04	13.85	98.9	NA	NA	84.9	84.9	18.71	—
People’s United Financial, Inc.	PBCT	CT	24,962	0.54	2.32	20.67	13.94	13.21	4,730.0	37.7	30.4	90.9	146.2	18.78	4.77
Provident Financial Holdings, Inc.	PROV	CA	1,339	1.04	10.84	10.42	10.42	7.85	89.6	6.3	6.6	64.2	64.2	6.69	0.51
Provident Financial Services, Inc.	PFS	NJ	6,794	0.76	5.60	13.63	NA	13.97	838.7	15.4	14.5	90.6	NA	12.34	3.44
Provident New York Bancorp	PBNY	NY	2,919	0.70	4.80	14.40	9.31	9.05	344.2	16.8	21.7	82.0	134.3	11.80	2.65
Pulaski Financial Corp.	PULB	MO	1,338	0.75	8.94	8.87	8.59	7.35	80.8	9.1	9.0	88.1	92.4	5.89	5.17
PVF Capital Corp.	PVFC	OH	777	(1.17)	(12.22)	9.58	9.58	1.94	49.8	NM	NM	66.9	66.9	6.41	—
River Valley Bancorp	RIVR	IN	387	0.62	7.52	8.34	8.32	16.01	24.2	12.0	14.0	88.9	89.1	6.35	5.25
Riverview Bancorp, Inc.	RVSB	WA	859	0.51	4.29	12.50	9.79	3.04	68.3	12.7	12.5	63.9	84.2	7.95	—
Rockville Financial, Inc.	RCKB	CT	1,900	0.50	4.70	17.69	17.64	9.62	283.9	32.1	22.4	84.4	84.7	14.94	2.70
Severn Bancorp, Inc.	SVBI	MD	968	0.22	2.01	10.98	10.94	4.07	41.0	NM	81.4	51.9	52.1	4.36	—
SI Financial Group, Inc.	SIFI	CT	929	0.30	2.89	13.87	13.49	10.45	110.5	40.2	39.0	85.7	88.5	11.89	1.15
SP Bancorp, Inc.	SPBC	TX	259	0.46	4.65	12.49	12.49	11.62	20.0	NA	NA	61.9	61.9	7.73	—
Standard Financial Corp.	STND	PA	436	0.53	3.72	17.35	15.50	15.36	53.4	NA	NA	70.7	80.9	12.27	—
Teche Holding Company	TSH	LA	782	0.92	9.07	9.92	9.49	35.83	74.7	10.7	10.7	96.2	101.0	9.55	4.02
Territorial Bancorp Inc.	TBNK	HI	1,488	0.87	5.56	15.29	15.29	19.79	237.1	17.8	18.0	104.6	104.6	15.99	1.82
TF Financial Corporation	THRD	PA	684	0.46	4.39	10.85	10.26	21.42	60.5	17.7	17.8	81.4	86.7	8.84	0.93
Timberland Bancorp, Inc.	TSBK	WA	744	0.43	3.62	11.77	11.04	5.83	41.1	19.4	16.4	57.3	62.6	5.64	—
TrustCo Bank Corp NY	TRST	NY	4,008	0.77	11.59	6.45	6.44	5.77	446.4	14.8	16.1	172.4	172.8	11.12	4.55
United Community Financial Corp.	UCFC	OH	2,115	(1.29)	(14.51)	8.39	8.37	1.31	40.6	NM	NM	22.9	22.9	1.92	—
United Financial Bancorp, Inc.	UBNK	MA	1,600	0.69	4.80	14.01	13.54	15.82	254.8	22.3	21.7	113.7	118.2	15.92	2.02
ViewPoint Financial Group, Inc.	VPFG	TX	2,796	0.77	6.01	14.30	14.26	12.77	444.9	18.8	20.9	111.3	111.6	15.91	1.57
Washington Federal, Inc.	WFSL	WA	13,389	0.58	4.29	13.73	NA	15.71	1,745.0	22.4	24.5	95.8	NA	13.15	1.53
Wayne Savings Bancshares, Inc.	WAYN	OH	409	0.54	5.83	9.28	8.83	8.54	25.7	11.2	11.1	67.5	71.3	6.27	2.81
Westfield Financial, Inc.	WFD	MA	1,241	0.24	1.26	17.68	NA	8.31	233.1	NM	NM	106.2	NA	18.78	2.89
Wolverine Bancorp, Inc.	WBKC	MI	313	NA	NA	20.40	20.40	14.93	37.4	NA	NA	58.6	58.6	11.95	—
WSB Holdings, Inc.	WSB	MD	409	(0.96)	(7.46)	12.79	12.79	3.03	24.2	NM	NM	46.2	46.2	5.92	—
WSFS Financial Corporation	WSFS	DE	3,952	0.46	5.08	9.39	8.61	40.63	349.2	21.8	26.7	109.6	122.6	8.95	1.18

III-3

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III

Financial Performance and Market Valuation Data for All Public Thrifts

Based on Closing Market Prices as of May 27, 2011

Company	Ticker	State	Total Assets ($Mil.)	LTM ROA (%)	LTM ROE (%)	Total Equity/ Assets (%)	Tang. Equity/ Assets (%)	Closing Price 5/27/11 ($)	Total Market Value ($Mil.)	Price/ LTM EPS (x)	Price/ Core EPS (x)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ Total Assets (%)	Div. Yield (%)
WVS Financial Corp.	WVFC	PA	247	0.20	2.22	11.46	11.46	9.00	18.5	30.0	30.0	65.3	65.3	7.49	1.78

Average			2,804	0.07	(3.29)	11.96	11.25		341.9	15.5	15.4	79.5	86.2	9.53	1.60
Median			916	0.45	3.55	11.07	10.00		68.3	14.8	14.2	80.4	84.5	8.68	1.06

Note: Includes all public thrifts listed on NYSE, AMEX, and NASDAQ National Market.

Source: SNL Financial.

III-4

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-1

Pro Forma Assumptions for Full Conversion Valuation

1.	The total amount of the net offering proceeds was fully invested at the beginning of the applicable period.

2.	The net offering proceeds are invested to yield a return of 0.30%, which represented the yield on one-year U.S. Treasury securities at March 31, 2011. The effective income tax rate was assumed to be 34.0%, resulting in a net after-tax yield of 0.20%.

3.	It is assumed that 8.0% of the shares offered for sale will be acquired by the Association’s employee stock ownership plan (“ESOP”). Pro forma adjustments have been made to earnings and equity to reflect the impact of the ESOP. The annual expense is estimated based on a ten-year loan period. No reinvestment is assumed on proceeds used to fund the ESOP.

4.	It is assumed that 4.0% of the shares offered for sale will be acquired by the Association’s restricted stock plan (“RSP”). Pro forma adjustments have been made to earnings and equity to reflect the impact of the RSP. The annual expense is estimated based on a five-year vesting period. No reinvestment is assumed on proceeds used to fund the RSP.

5.	Offering expenses are estimated at $425,000.

6.	No effect has been given to withdrawals from deposit accounts for the purpose of purchasing common stock in the offering.

7.	No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-2

Pro Forma Conversion Valuation Range

Fullerton FSA

Historical Financial Data as of March 31, 2011

(Dollars in Thousands, Except Per Share Data)

	Minimum	Midpoint	Maximum	Maximum Adjusted
Shares sold	51,000	60,000	69,000	79,350
Offering price	$10.00	$10.00	$10.00	$10.00

Gross proceeds	$510	$600	$690	$794
Less: estimated offering expenses	(425)	(425)	(425)	(425)

Net offering proceeds	85	175	265	369
Less: ESOP purchase	(41)	(48)	(55)	(63)
Less: RSP purchase	(20)	(24)	(28)	(32)

Net investable proceeds	$24	$103	$182	$273

Net Income:
Historical LTM ended 3/31/11	($166)	($166)	($166)	($166)
Pro forma income on net proceeds	0	0	0	1
Pro forma ESOP adjustment	(3)	(3)	(4)	(4)
Pro forma RSP adjustment	(3)	(3)	(4)	(4)
Pro forma option adjustment	0	0	0	0

Pro forma net income	($172)	($172)	($174)	($173)

Pro forma earnings per share	($3.63)	($3.09)	($2.72)	($2.35)

Core Earnings:
Historical LTM ended 3/31/11	($229)	($229)	($229)	($229)
Pro forma income on net proceeds	0	0	0	1
Pro forma ESOP adjustment	(3)	(3)	(4)	(4)
Pro forma RSP adjustment	(3)	(3)	(4)	(4)
Pro forma option adjustment	0	0	0	0

Pro forma core earnings	($235)	($235)	($237)	($236)

Pro forma core earnings per share	($4.97)	($4.22)	($3.70)	($3.20)

Total Equity	$1,144	$1,144	$1,144	$1,144
Net offering proceeds	85	175	265	369
Less: ESOP purchase	(41)	(48)	(55)	(63)
Less: RSP purchase	(20)	(24)	(28)	(32)

Pro forma total equity	$1,168	$1,247	$1,326	$1,417

Pro forma book value	$22.90	$20.78	$19.22	$17.86

Tangible Equity	$1,144	$1,144	$1,144	$1,144
Net offering proceeds	85	175	265	369
Less: ESOP purchase	(41)	(48)	(55)	(63)
Less: RSP purchase	(20)	(24)	(28)	(32)

Pro forma tangible equity	$1,168	$1,247	$1,326	$1,417

Pro forma tangible book value	$22.90	$20.78	$19.22	$17.86

Total Assets	$8,975	$8,975	$8,975	$8,975
Net offering proceeds	85	175	265	369
Less: ESOP purchase	(41)	(48)	(55)	(63)
Less: RSP purchase	(20)	(24)	(28)	(32)

Pro forma total assets	$8,999	$9,078	$9,157	$9,248

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-3

Pro Forma Conversion Analysis at Midpoint

Fullerton Federal Savings Association

Historical Financial Data as of March 31, 2011

Valuation Parameters	Symbol	Data
Net income — LTM as tax-effected	Y	$(166,000)
Core earnings — LTM as tax-effected	Y	(229,000)
Net worth	B	1,144,000
Tangible net worth	B	1,144,000
Total assets	A	8,975,000
Expenses in conversion	X	(425,000)
Other proceeds not reinvested	O	72,000
ESOP purchase	E	48,000
ESOP expense (pre-tax)	F	4,545
RSP purchase	M	24,000
RSP expense (pre-tax)	N	4,545
Stock option expense (pre-tax)	Q	0
Option expense tax-deductible	D	0.00%
Re-investment rate (after-tax)	R	0.20%
Tax rate	T	34.00%
Shares for EPS	S	92.80%

Pro Forma Valuation Ratios at Midpoint Value
Price / EPS — LTM	P/E	NM x
Price / Core EPS — LTM	P/E	NM x
Price / Book Value	P/B	48.12%
Price / Tangible Book	P/TB	48.12%
Price / Assets	P/A	6.61%

Pro Forma Calculation at Midpoint Value (1)					Based on

V	=	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)-(Q-Q*D*T)))	=	$600,000	[Earnings]
		1 - (P/E / S) * R

V	=	(P/E / S)*((Y-R*(O+X)-(F+N)*(1-T)))	=	$600,000	[Core earnings]
		1 - (P/E / S) * R

V	=	P/B * (B - X - E - M)	=	$600,000	[Book value]
		1 - P/B

V	=	P/TB * (B - X - E - M)	=	$600,000	[Tangible book]
		1 - P/TB

V	=	P/A * (B - X - E - M)	=	$600,000	[Total assets]
		1 - P/A

Pro Forma Valuation Range
Minimum =	$600,000	x	0.850	=	$510,000
Midpoint =	$600,000	x	1.000	=	$600,000
Closing =	$600,000	x	1.150	=	$690,000
Maximum =	$600,000	x	1.323	=	$793,500

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-4

Comparative Valuation Ratio Differential

Pro Forma Conversion Valuation

Computed from Market Price Data as of May 27, 2011

			Comparative
Valuation Ratio		Fullerton	Group		All Public
	Symbol	FSA	Average	Median	Average	Median
	P/E
Price / EPS	(X)		35.2	30.0	15.5	14.8
Minimum		NM	NA	NA	NA	NA
Midpoint		NM	NA	NA	NA	NA
Maximum		NM	NA	NA	NA	NA
Maximum, Adjusted		NM	NA	NA	NA	NA
	P/E
Price / Core EPS	(X)		35.4	30.0	15.4	14.2
Minimum		NM	NA	NA	NA	NA
Midpoint		NM	NA	NA	NA	NA
Maximum		NM	NA	NA	NA	NA
Maximum, Adjusted		NM	NA	NA	NA	NA
	P/B
Price / Book Value	(%)		59.2	56.8	79.5	80.4
Minimum		43.7	-26.3%	-23.1%	-45.1%	-45.7%
Midpoint		48.1	-18.7%	-15.3%	-39.5%	-40.1%
Maximum		52.0	-12.2%	-8.4%	-34.6%	-35.3%
Maximum, Adjusted		56.0	-5.5%	-1.4%	-29.6%	-30.4%
	P/TB
Price / Tangible Book	(%)		59.9	56.9	86.2	84.5
Minimum		43.7	-27.1%	-23.3%	-49.3%	-48.3%
Midpoint		48.1	-19.6%	-15.5%	-44.2%	-43.0%
Maximum		52.0	-13.1%	-8.6%	-39.6%	-38.4%
Maximum, Adjusted		56.0	-6.5%	-1.6%	-35.1%	-33.7%
	P/A
Price / Total Assets	(%)		6.59	6.12	9.53	8.68
Minimum		5.67	-14.0%	-7.5%	-40.5%	-34.7%
Midpoint		6.61	0.3%	7.9%	-30.6%	-23.9%
Maximum		7.54	14.4%	23.1%	-20.9%	-13.2%
Maximum, Adjusted		8.58	30.2%	40.1%	-9.9%	-1.2%

IV-4